Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

September 11, 2026

by and between

DATAMEDS AI, INC.

and

AXE COMPUTE INC.

i

3.19 Employee Benefits	16
3.20 Environmental Matters	17
3.21 Certain Business Relationships	17
3.22 Customers and Suppliers	18
3.23 No Other Agreement to Sell	18
3.24 Brokers	18
3.25 FDA and Regulatory Matters	18
3.26 Privacy and Security	21
3.27 Absence of Certain Changes	22
3.28 No Other Representations and Warranties	23
Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER	23
4.1 Organization	23
4.2 Authorization of Transaction; Enforceability	23
4.3 Capitalization	23
4.4 No Conflicts; Consents	23
4.5 Litigation	24
4.6 Brokers	24
4.7 Valid Issuance	24
4.8 Investment Intent	24
4.9 SEC Reports; Financial Statements	24
4.10 Absence of Certain Changes	25
4.11 No Other Representations or Warranties	25
Article 5 COVENANTS	25
5.1 Absence of Liabilities	25
5.2 Certain Tax Covenants	25
5.3 Engagement of New Medical Director	25
Article 6 CLOSING DELIVERABLES	26
6.1 Deliverables to Buyer	26
6.2 Deliverables to Seller	27
Article 7 INTENTIONALLY OMITTED	28
Article 8 POST-CLOSING COVENANTS	28
8.1 General	28
8.2 Litigation Support	28

8.3 Directors and Officers.	28
8.4 Confidentiality	29
8.5 Release	29
8.6 Further Assurances	29
8.7 Covenant Not to Compete	29
8.8 Registration Rights	30
8.9 Nasdaq Listing	31
8.10 Data Room	31
8.11 Lease Rent Obligations	31
8.12 Voting Agreement.	31
8.13 Stockholder Approval of Note Shares	32
Article 9 INDEMNIFICATION	32
9.1 Survival	32
9.2 Indemnification Provisions for Benefit of Buyer	32
9.3 Indemnification Provisions for Benefit of Seller	32
9.4 Claim Procedure	33
9.5 Claims between the Parties	33
9.6 No Right of Contribution from the Company	33
9.7 Mitigation	33
9.8 Materiality	33
9.9 Adjustment to Purchase Price	33
Article 10 TAX MATTERS	34
10.1 Tax Covenants	34
10.2 Straddle Period	34
10.3 Tax Refund	34
10.4 Termination of Existing Tax Sharing Agreements	35
10.5 Tax Indemnification	35
10.6 Cooperation and Exchange of Information	35
10.7 Tax Treatment of Indemnification Payments	35
10.8 Coordination and Survival	35
Article 11 MISCELLANEOUS	35
11.1 Public Statements	35
11.2 No Third-Party Beneficiaries; No Recourse Against Affiliates	36

11.3 Entire Agreement	36
11.4 Succession and Assignment	36
11.5 Counterparts	36
11.6 Headings	36
11.7 Notices	36
11.8 Governing Law	37
11.9 Amendments and Waivers	37
11.10 Severability	38
11.11 Expenses	38
11.12 Construction	38
11.13 Incorporation of Exhibits	38
11.14 Specific Performance	38

Exhibits

Exhibit A	Definitions
Exhibit B	Disclosure Schedule
Exhibit C	Form of Convertible Note

STOCK PURCHASE AGREEMENT

THIS Stock Purchase Agreement (the “Agreement”) is entered into as of September 11, 2026, by and between DataMeds AI, Inc. (fka Wellgistics Health, Inc.) (NASDAQ: MEDS), a Delaware corporation (“Buyer”), and Axe Compute Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively herein as the “Parties.” To the extent that capitalized terms are not defined in the text hereof, such terms shall have the meanings set forth in Exhibit A hereto.[1]

RECITALS

WHEREAS, Seller owns all the issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Helomics Corporation, a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein in exchange for the Purchase Price; and

WHEREAS, the respective boards of directors of Buyer and Seller have approved this Agreement and determined that execution, delivery and performance of the transactions contemplated hereby are advisable and in the best interests of their respective companies and their stockholders, upon the terms and subject to the conditions set forth in this Agreement.

Now Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby agreed by the Parties, the Parties agree as follows:

Article 1
THE TRANSACTION

1.1             Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s right, title and interest in and to all of the Shares, free and clear of any and all Liens, in exchange for the Consideration Shares and the Convertible Note in accordance with this Agreement (such Consideration Shares and the Convertible Note being referred to hereafter as the “Purchase Price”).

1.2             The Closing. The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by the Parties, remotely by electronic exchange of documents and signatures, on the date hereof (the “Closing Date”). At the Closing, (a) Seller shall deliver to Buyer the documents referred to in Section 6.1, and (b) Buyer shall deliver to Seller the documents referred to in Section 6.2.

1.3             US Tax Treatment. Each of the Parties acknowledges and agrees that each such Party (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes.

1.4             Consideration Shares; Convertible Note.

(a)           Each of Buyer and Seller acknowledges that the Consideration Shares and the Convertible Note are being issued, and the shares of Buyer Common Stock issuable upon conversion of the Convertible Note (the “Note Shares”) will be issued, in reliance on exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) and therefore constitute “restricted securities” under the Securities Act and, accordingly, may not be resold or otherwise transferred absent registration under the Securities Act or subject to another available exemption therefrom. Any such resale or transfer shall be subject to compliance with applicable state securities Laws.

(b)           Each Party shall take all reasonably necessary action on its part such that the issuance of the Consideration Shares and the Convertible Note constitutes a transaction exempt from registration under the Securities Act. Each certificate and/or book-entry security entitlement representing any Consideration Shares and the Note Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) shall, until such time that such shares are not so restricted under the Securities Act, bear legends identical or similar in effect to the following legends (together with any other legend or legends required by applicable state securities Law or otherwise, if any):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED OFFER, SALE OR OTHER TRANSFER, ASSIGNMENT, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 10, 2026, BY AND BETWEEN DATAMEDS AI, INC. AND AXE COMPUTE INC. (THE “PURCHASE AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE PURCHASE AGREEMENT.”

(c)           Notwithstanding anything to the contrary in this Agreement, Seller shall not, during the period commencing on the Closing Date and ending on the 12-month anniversary of the Closing Date (the “Lock-Up Period”), directly or indirectly, (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any Consideration Shares, the Convertible Note or the Note Shares, or any securities convertible into, exercisable for, or exchangeable for such securities, (ii) enter into any swap, hedge or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any Consideration Shares, the Convertible Note or any Note Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Consideration Shares, the Convertible Note, Note Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (each of the foregoing, a “Transfer”). The foregoing restrictions shall not apply to (A) Transfers by Seller to any Affiliate of Seller, provided that such Affiliate agrees in writing to be bound by the terms of this Section 1.4(c) as a condition to such Transfer, or (B) Transfers with the prior written consent of Buyer. Any Transfer or attempted Transfer in violation of this Section 1.4(c) shall be null and void ab initio. Seller shall not request that Buyer register the transfer (book-entry or otherwise) of any Consideration Shares, the Convertible Note, or any Note Shares in violation of this Section 1.4(c).

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule (as defined herein below), Seller represents and warrants to Buyer as of the date of this Agreement (other than representations and warranties that are made as of a specific date which are made only as of such date) that:

2.1             Existence; Authorization of Transaction; Binding Agreement.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with the requisite power to own, operate and lease its properties and to carry out its business as now conducted.

(b)           Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions, have been authorized by all necessary corporate and other actions that are required on the part of Seller. This Agreement and the Ancillary Agreements to which Seller is a party, as executed and delivered by Seller, assuming due execution and delivery of this Agreement by Buyer and, to the extent Buyer is a party to the Ancillary Agreements, such Ancillary Agreements by Buyer, constitute valid and legally binding obligations of Seller, enforceable against it in accordance with their terms and conditions, except to the extent enforcement thereof may be limited by the Equitable Principles. Seller has made available to Buyer correct and complete copies of resolutions adopted by the board of directors of Seller authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, each of which are in full force and effect.

2.2             Non-contravention. The execution and delivery by Seller of this Agreement or the Ancillary Agreements to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions, will not: (a) contravene, conflict with or result in any violation or breach of any provision of the Governing Documents of Seller, (b) contravene, conflict with or result in any violation or breach of any applicable Law, Order or Permit, with or without giving notice or the lapse of time or both, (c) require any consent or approval by any Person (including the Company), constitute a default, give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company, result in a loss of any benefit to which Seller or the Company is entitled or increase any liabilities for which the Company is obligated, in each case, under any Contract to which Seller or the Company is a party or their assets are bound; or (d) with or without giving notice or the lapse of time or both, result in the creation or imposition of any Lien on any Shares or any asset or property of the Company, except for any Permitted Liens.

2.3             Ownership of Shares. Seller holds of record and beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens. Seller is not party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of or acquire any shares of capital stock of the Company.

2.4             Litigation . Seller is not a party to any pending or, to the Seller’s Knowledge, a potential party to any threatened Proceeding involving Seller or the Shares, that could, either individually or in the aggregate, prevent, delay or impair the ability of Seller to execute or deliver, or perform its obligations under, this Agreement or the Ancillary Agreements to which Seller is a party or to consummate the Transactions. Seller is not the subject of any pending, rendered or, to the Seller’s Knowledge, threatened insolvency Proceeding and has not made an assignment for the benefit of creditors or taken any action with a view to institute any such insolvency Proceedings.

2.5             Brokers. No brokers’ commission or finders’ fee or other intermediary fees will be owed to any Person in connection with the consummation of the Transactions as a result of any action taken by or on behalf of Seller.

2.6             Investment Intent; Accredited Investor Status.

(a)           Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)           Seller is acquiring the Consideration Shares and the Convertible Note for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities Laws. Seller acknowledges that the Consideration Shares and the Convertible Note have not been registered under the Securities Act or any state securities Laws and that the Consideration Shares and the Convertible Note may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities Laws and regulations, and in compliance with Section 1.4(c).

(c)          Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Shares and the Convertible Note and has the capacity to protect its own interests. Seller has been afforded the opportunity to ask questions of, and receive answers from, the management of Buyer concerning the Consideration Shares, the Convertible Note and the business and financial condition of Buyer, and has had access to such information as Seller has considered necessary or appropriate to make an informed investment decision with respect to the Consideration Shares and the Convertible Note.

Article 3
REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

Except as set forth in the disclosure schedules attached hereto as Exhibit B relating to the Company and delivered by the Seller in connection herewith (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the date of this Agreement (other than representations and warranties that are made as of a specific date which are made only as of such date) that:

3.1             Organization, Qualification and Corporate Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own, operate and lease its assets or properties and to carry out the business conducted by it.

(b)           The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of its business make such qualification necessary. Each such jurisdiction is listed in Section 3.1(b)(i) of the Disclosure Schedule. During the past three years, the Company has not used any corporate, fictitious or other name in the conduct of its business or in connection with the ownership, operation, or lease of its assets or properties.

3.2             Corporate Records; Directors and Officers. Correct and complete copies of the Governing Documents of the Company (in each case, as amended to date) have been made available to Buyer. Complete and accurate copies of (a) the minute books of the Company (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors and other records, consents and resolutions customarily placed in minute books), and (b) the stock record books of the Company (including, in each case, the stock ledger and all stock certificates) have been made available to Buyer. Set forth in Section 3.2 of the Disclosure Schedule is a list of each director and officer of the Company, each of which has been duly elected and appointed pursuant to resolutions, consents or other actions of the Company contained in the Company minute books made available to Buyer.

3.3             Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, $0.001 par value per share, of which 100 shares are issued and outstanding as of the date hereof. The Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and, as of the date of this Agreement are held of record and held beneficially by Seller. Except for the Shares, there are no outstanding or authorized equity interests of the Company. None of the Shares were issued in violation of any preemptive rights and all of the Shares have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable Law. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no declared and unpaid dividends on any Shares. No Person has any interest, or right to acquire an interest, in the Company other than Seller. There are no voting trusts or agreements, proxies, shareholder agreements or any other Contracts with respect to the voting of any class of capital stock of the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Seller.

3.4             Subsidiaries; Joint Ventures. The Company does not directly or indirectly own or control, or have any direct or indirect equity participation in, and has not ever directly or indirectly owned or controlled, or had any direct or indirect equity participation in, any other Person. The Company is not currently a participant in any joint venture, partnership or similar arrangement.

3.5             Compliance.

(a)           The Company is, and has been for the past three years, in compliance with all applicable Laws and, during the past three years, has not at any time been in violation or default of any provision of its Governing Documents, or of any Order to which it is a party or by which any of it or its assets are bound.

(b)           Since January 1, 2023, the Company has not entered into any agreement or settlement with any Governmental Entity with respect to any actual or alleged violation of any applicable Law. No investigation or review by any Governmental Entity with respect to the Company or its businesses is pending or, to Seller’s Knowledge, threatened. The Company has not received in the past three years any written or oral notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Entity which alleges or asserts that the Company has violated any applicable Law or which requires or seeks to adjust, modify or alter the Company’s operations, activities, services or financial condition that has not been fully and finally resolved without further liability to the Company.

3.6             Financial Statement Information; Accounting Controls; Accounts Receivable.

(a)           Attached to Section 3.6(a) of the Disclosure Schedule are true, correct and complete copies of the Company’s (i) unaudited balance sheets and statements of income as of December 31, 2023, December 31, 2024 and December 31, 2025 (the “Annual Financials”), and (ii) unaudited balance sheet and statement of income as of and for the six-month period ended June 30, 2026 (the “Interim Financials” and together with the Annual Financials, the “Company Financials”). The Company Financials were derived from the books and records of the Company, and the allocation of charges and credits contained in the Company Financials were made on a consistent basis for the periods indicated and arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions.

(b)           All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practices and all applicable Law and have been made available to Buyer. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The Company is not a party to and does not have any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar Contract involving the Company, on the one hand, and any Affiliate thereof and has no “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K of the Securities Act of 1933, as amended from time to time).

(d)           Section 3.6(d) of the Disclosure Schedule sets forth all Indebtedness of the Company. The Company has not guaranteed any liability or obligation of any Person.

(e)           The Company has no liabilities, obligations, or commitments of any kind whatsoever (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether asserted or not, and whether due or to become due or otherwise), except for (i) liabilities and obligations specifically reflected on and adequately reserved against in the Interim Financial Statements, or (ii) liabilities incurred for Transaction Expenses.

(f)            The accounts receivable appearing on the Interim Balance Sheet represent valid, actual, bona fide obligations owing to the Company that (i) are fully collectible without set-off or counterclaim by the Company, subject to the reserve for doubtful accounts appearing in the Interim Balance Sheet, and (ii) have been booked in the Ordinary Course of Business. The accounts receivable arising from the date of the Interim Balance Sheet through the Closing Date will represent valid obligations owing to the Company. Any reserves provided for accounts receivable in the Interim Balance Sheet or in the accounts since the date of the Interim Balance Sheet have been or will be computed in accordance with GAAP. All of such accounts receivable are free and clear of any Lien (other than Permitted Liens) or other charges.

3.7             Tax Matters.

(a)           (i) The Seller Affiliated Group has timely filed (taking into account properly obtained extensions), for each taxable period during which the Company was a member of the group, all Tax Returns required to be filed on behalf of the Company under applicable Law, and (ii) the Company has timely made or prepared all Tax Returns required to be made or prepared by the Company, and has filed (taking into account properly obtained extensions) all Tax Returns required to be filed by the Company, in each case under applicable Law. All such Tax Returns described in clauses (i) and (ii) above are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid timely. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all taxable periods ending after January 1, 2023.

(b)           The Company is not a party to any Proceeding by any Taxing authority. There are no pending or threatened Proceeding by any taxing authority.

(c)           The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(d)           The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other Person, and complied with all information reporting and backup withholding provisions of applicable Law.

(e)           The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes (other than any such group the common parent of which is Seller). The Company has no liability for Taxes of any Person (other than a member of the Seller Affiliated Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(f)            There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(g)           Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(h)           At all times since its formation, the Company has been (i) classified as a corporation for U.S. federal income tax purposes and (ii) included on a consolidated tax return with the Seller Affiliated Group.

3.8             Litigation. The Company is not a party to any pending or, to Seller’s Knowledge, potential party to any threatened Proceeding or Order concerning the Company or any of its businesses, properties or assets, nor is there any reasonable basis for any Proceeding to be commenced by or against the Company. During the past three years, there has been no (a) Order rendered by a Governmental Entity or (b) settlement agreement, in either case, concerning the Company or any of its properties or assets or any of its respective directors, officers, managers or equityholders, or their ability to consummate the Transactions. The Company has not, during the past three years, received notice of any Proceeding against the Company or any of its properties or assets. There is no unsatisfied judgment or similar matter outstanding against the Company or its business, assets or properties.

3.9             Permits. The Company holds all Permits necessary for the conduct of the business of the Company as now being conducted. Section 3.9 of the Disclosure Schedule sets forth a complete list of all such Permits. All such Permits are valid and in full force and effect. The Company has not (a) received notice, of any pending Proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits or (b) any notice that any such Permit will be suspended, terminated, revoked or modified or cannot be renewed in the Ordinary Course of Business, whether as a result of the consummation of the Transactions or otherwise. There is no existing condition, situation or set of circumstances that could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Permits.

3.10          Real Property. The Company does not own, nor has it ever owned, any real property. Section 3.10 of the Disclosure Schedule lists all real property leased, subleased or otherwise used or occupied by the Company and all real property subleased by the Company to any third parties (the “Leased Premises”), and all leases, lease guaranties, subleases, occupancy agreements and other documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”). The Company has valid leasehold interests in the Leased Premises. The Company has made available to Buyer correct and complete copies of the Leases and, in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to the Leased Premises and the Leases: (a) each Lease is in full force and effect and is binding and enforceable against each of the parties thereto in accordance with their respective terms subject to the Equitable Principles; (b) the Company, and, to Seller’s Knowledge, any other party to any lease or sublease has complied in all material respects with any such lease or sublease; (c) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a breach or default on the part of the Company under any of the Leases; (d) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a breach or default by any other party under any of the Leases; (e) the Company has not waived any rights under any Lease which would, without such waiver, be in effect on or after the date of this Agreement; (f) the Leased Premises constitute all of the real property required to conduct the business of the Company as currently conducted and the Company currently occupies all of the Leased Premises for the operation of the business of the Company; (g) there are no other Leases affecting the Leased Premises or to which the Company is bound other than those identified in Section 3.10 of the Disclosure Schedule; and (h) the Leased Premises are (i) in good operating condition and repair; (ii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iii) are structurally sound with no known defects and in conformity with all applicable Law relating thereto currently in effect. The Company has performed all of its obligations under any termination agreement pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated leases. The Company has not received notice of any condemnation or eminent domain Proceeding pending or threatened against such property or any part thereof.

3.11          Personal Property. The Company has good and marketable title to, or in the case of leased property and assets has valid leasehold interest in, all tangible personal property and assets necessary to conduct and operate the business of the Company as currently being conducted and as presently proposed to be conducted, including all tangible personal property set forth in the Interim Balance Sheet (except with respect to assets (a) disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet and (b) acquired since the date of the Interim Balance Sheet in the Ordinary Course of Business). None of such property or assets is subject to any Liens, except Permitted Liens. All personal property owned or leased by the Company, or used by the Company in the operation of its business, is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), is suitable for its intended use and has been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon. The operation of the business of the Company as it is now conducted and presently proposed to be conducted is not dependent upon the right to use the personal property of Persons other than the Company, except for such personal property that is leased, licensed or otherwise contracted to the Company.

3.12          Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all (i) Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (ii) unregistered Owned Intellectual Property that is material to the conduct of the business of the Company as currently conducted or contemplated to be conducted, including a description of all Company Products that are currently sold, published, offered for sale, made available, distributed or under development by the Company. Except as set forth in Section 3.12(a) of the Disclosure Schedule, there are no deadlines related to (i) registration, maintenance or renewal fees with respect to the Registered Intellectual Property or (ii) the filing of any documents, applications or certificates (including responses to office actions) or payment of fees that are required within six months of the Closing Date to maintain any of the Registered Intellectual Property.

(b)           The Company has complied with all the requirements of all United States and, if applicable, foreign patent offices and all other applicable Governmental Entities to maintain the Registered Intellectual Property in full force and effect, including payment of all required fees when due to such offices or agencies. The original, first and joint inventors of the subject matter claimed in any patents owned or patent applications filed by the Company are properly named therein, and the applicable statutes governing marking of products covered by such patents and patent applications have been fully complied with. Other than prior art references cited in the applicable patent office file history, there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate any Company patents or any claim thereof, or any conduct the result of which could render any Company patents or any claim thereof invalid or unenforceable.

(c)           The Company exclusively owns the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Registered Intellectual Property is subsisting, valid and enforceable. Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens other than Permitted Liens, or (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a valid and enforceable Company IP Agreement.

(d)           The conduct of the business of the Company has not been operated, and is not currently operated, in a manner that infringes or misappropriates any Intellectual Property rights of any third party. The Company has not received any offer of a license or release, charge, complaint, claim, demand or notice (i) alleging or implying that it has infringed or misappropriated any Intellectual Property rights of any third party (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party), or (ii) contesting or seeking to deny or restrict the validity, use, ownership or enforceability of any Company Intellectual Property. To Seller’s Knowledge, no Person has infringed or misappropriated any Owned Intellectual Property.

(e)           Section 3.12(e) of the Disclosure Schedule lists all Company IP Agreements pursuant to which the Company has granted any license or option to any third party with respect to the Owned Intellectual Property. The Company has made available to Buyer correct and complete copies of all such Company IP Agreements (as amended to date).

(f)            All Company IP Agreements are legal, valid, binding, enforceable against the Company, and, to Seller’s Knowledge, the other parties thereto. The Company has performed all obligations imposed on it in the Company IP Agreements, has made all payments required to date, and is not, nor, to Seller’s Knowledge, is another party thereto, in material breach or default thereunder in any respect, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The Company has not received any written or oral notice that any party to such Company IP Agreements is in breach or default thereunder.

(g)           The Company has, and has had, all rights in the Company Intellectual Property necessary to carry out the Company’s former activities, current activities and currently planned activities with respect to the Company Products, including any of the Company Products currently under development, including in each case rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use. Title to all Owned Intellectual Property is held by and in the name of the Company. The Company exclusively owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used in or that has been used in the conduct of the business of the Company, except for the Intellectual Property that is the subject of any Company IP Agreements that grant the Company the right to use such Intellectual Property.

(h)           The Owned Intellectual Property together with any Intellectual Property that is subject to Company IP Agreements constitutes the only Intellectual Property used by the Company in the conduct of the business of the Company, and includes all Intellectual Property necessary and sufficient for the conduct of the business of the Company by Buyer immediately following the Closing in substantially the same manner as conducted by the Company during the 24 month period prior to the Closing.

(i)            Except as set forth in Section 3.12(i) of the Disclosure Schedule, each present or past employee, officer, consultant or any other Person who developed for or on behalf of the Company any part of any Intellectual Property used in the conduct of the business of the Company is a party to a valid and enforceable written agreement that conveys or obligates such Person to convey to the Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company, or otherwise has by operation of law vested in the Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company.

(j)            There are no judgments, Orders, holdings, or settlement agreements against the Company that restrict its use of Intellectual Property related to the business of the Company.

(k)           The Company has at all times taken commercially reasonable efforts to protect the confidentiality of all Trade Secrets and Confidential Information used in the business of the Company. There has not been any unauthorized use or disclosure of any such Trade Secrets or Confidential Information. The Company is not, nor as a result of the execution and delivery of this Agreement or any Ancillary Agreement to which it is or will be a party or the performance of its obligations hereunder or thereunder, will be, in violation of any Contract relating to Trade Secrets or Confidential Information. Access to the Company’s Trade Secrets and Confidential Information has been provided only to the Company’s employees having a need to access and use the same in the course of performing work for the Company or to third parties performing work on behalf of the Company, in each case, subject to written, binding and enforceable non-disclosure agreements with respect thereto.

(l)            Section 3.12(l) of the Disclosure Schedule identifies each item of Software that is owned by the Company (“Owned Software”). All Owned Software, all Company Products, and all other Software used in the conduct of the business of the Company is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and conforms in all material respects with its documentation with respect to performance, features, and functionality. Except as set forth in Section 3.12(l) of the Disclosure Schedule, the Company has not transferred ownership rights in Owned Software to any Person, and the Company has not disclosed or placed in escrow any source code for Owned Software, and is not otherwise required to do so.

(m)         No Owned Software is, in whole or in part, offered under, subject to or distributed under a Contract or distribution model that either does or, depending on how such Software is used or distributed, may: (i) prohibit or restrict any Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software; (ii) require the distribution or making available of source code of any Software; (iii) except as specifically permitted by Law, grant any right to any Person (other than the Company) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any Software; (iv) require the licensing of any Software for the purpose of making derivative works; or (v) restrict any Person’s ability to place restrictions on Software.

(n)           Section 3.12(n) of the Disclosure Schedule contains a complete and accurate list of all third-party Intellectual Property sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and setting forth for each item (i) the name of the owner and/or licensor of such item, and (ii) all licenses and other agreements pursuant to which the Company holds rights to such item.

(o)           Section 3.12(o) of the Disclosure Schedule contains a complete and accurate list of all third party Software (other than off the shelf commercially available binary code software licensed by the Company on a non-exclusive basis pursuant to standard terms in the Ordinary Course of Business consistent with past practices that is not sold with, incorporated into, distributed in connection with or used in the development or provision of any Company Product) setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company, (vi) whether such item is distributed, hosted, or offered as a service by or on behalf of the Company (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, and (vii) whether such item has been modified by or on behalf of the Company. The Company has never been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company hold rights to any third-party Software, nor received any notice of intent to conduct any such audit.

(p)           No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property or Company Product. The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third Person any license or right to any Owned Intellectual Property. To Seller’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Entity, for a university, college or other educational institution or research center immediately prior to or during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. There is no governmental prohibition or restriction on the use of any Owned Intellectual Property in any jurisdiction in which the Company currently conducts or has conducted business or on the export or import of any of the Company Products from or to any such jurisdiction.

(q)           The Company has not received any written notice from any Governmental Entity, nor has any claim been served on the Company during such time and is pending, in either case alleging a violation of individual privacy rights in connection with the operation of the business of the Company, nor is there any basis for any such claim.

(r)            The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company as previously conducted, as currently conducted and as currently proposed to be conducted. The Company IT Assets have not malfunctioned or failed at any time since the Company’s inception in a manner that resulted in material disruptions to the operation of the Company’s business, or material expenses related thereto. The Company IT Assets do not contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and no Person has gained unauthorized access to any Company IT Assets.

(s)           The execution of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not result in the loss or impairment of the rights of the Company to own or use any of the Intellectual Property currently used in the business of the Company, or in a violation or termination of any Company IP Agreement.

3.13          Title to Property and Assets. Except as disclosed in Section 3.13 of the Disclosure Schedule, the Company owns its property and assets free and clear of all Liens, other than Permitted Liens. The assets held by the Company constitute all of the material assets, properties, consents and rights, tangible and intangible, of any nature whatsoever, that are necessary to permit Buyer to carry on the business of the Company immediately following the Closing in substantially the same manner as presently conducted by the Company.

3.14          Banking Relationships. Set forth in Section 3.14 of the Disclosure Schedule are the names and locations of all banks and other financial institutions in which the Company has accounts, lines of credit, safety deposit boxes and, with respect to each account, line of credit, and safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto, as well as the account numbers and account types. All funds in such bank accounts are held on demand deposit and are not subject to any restriction or limitation as to withdrawal.

3.15          Material Contracts.

(a)           Set forth in Section 3.15(a) of the Disclosure Schedule is a complete and accurate list, as of the date of this Agreement, of all Contracts to which the Company is a party or by which it, or any of its assets or properties, are otherwise bound that fall within any of the following categories, with each such responsive Contract specifically categorized (as applicable) by corresponding subsection (i) – (xxii) below (the “Material Contracts”):

(i)               any Lease;

(ii)             any Contract (or group of related Contracts) which involved payments in calendar year 2025 or that are forecasted by the Company to involve payments in 2026 by or to the Company in excess of $20,000, including any Contract (or group of related Contracts) for the purchase or sale of materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the furnishing or receipt of services;

(iii)           any Contract with any supplier or customer listed in Section 3.22 of the Disclosure Schedule;

(iv)            any partnership agreement, joint venture agreement, teaming agreement, limited liability company operating agreement, strategic alliance or other similar agreement or arrangement;

(v)             any Contract that provides for “earn-outs” or other contingent payments;

(vi)            any Contract relating to the acquisition or disposition by the Company of any Person or business (whether by merger, stock sale, asset sale or otherwise);

(vii)          any Contract with Seller or any Affiliate of the Company or with any consultant, employee, officer or director (other than as set forth in clause (viii) below);

(viii)        any employment, retention, personal services, consulting, severance, golden parachute, bonus, change-in-control, indemnification or similar Contract with or for the benefit of officers, directors, employees, consultants or agents;

(ix)            any union or collective bargaining agreement or other Contracts with any labor union, work councils, employees’ representatives, labor boards or similar associations;

(x)             any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any Contract that contains a guarantee by Seller or any of its Affiliates of any obligation of the Company;

(xi)            any Contract related to Indebtedness of the Company (including loan agreements, credit agreements, notes, security agreements, mortgages and indentures) or providing for the creation of any Lien upon any of the property or assets of the Company;

(xii)          any Contract (A) relating to any loan or advance by the Company to any Person which is outstanding as of the date of the Agreement or (B) obligating or committing the Company to make any such loans or advances;

(xiii)        any Contract relating to any currency, commodity or other hedging or swap Contract;

(xiv)        any Contract containing active restrictive covenants, the specific type of which is identified in subsection (xiv) of Section 3.15(a) of the Disclosure Schedule (including non-disclosure, non-competition, non-solicitation, exclusive dealing, grants of exclusive rights, “most-favored nations” rights and rights of first refusal), limiting the Company from freely engaging in any business or in any geographic area, making use of any Intellectual Property or otherwise limiting or restricting the right of the Company to sell or distribute any Company Products, services or Intellectual Property or to purchase or otherwise obtain any products or services used in the business of the Company;

(xv)          any Contract (A) for the license of any patent, copyright, Trade Secret or other proprietary information involving the payment by or to the Company in excess of $20,000 per year or (B) pursuant to which the Company has acquired the right to use any Intellectual Property or granted to any third party or Governmental Entity the right to use any Intellectual Property of the Company;

(xvi)        any Contract pursuant to which the Company is obligated to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(xvii)       any settlement agreement entered into within three years prior to the date of this Agreement involving the payment by or to the Company or under which the Company has outstanding obligations;

(xviii)     any Contract containing any future capital expenditure obligations in excess of $20,000;

(xix)        any Contract under which the Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person;

(xx)          any lease or Contract under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company;

(xxi)        any power of attorney affecting the Company; and

(xxii)       any other Contract that is otherwise material to the business of the Company.

(b)           The Company has made available to Buyer a correct and complete copy of each Material Contract (or a description if unwritten) (as amended to date). Each Material Contract: (i) was duly authorized, executed and delivered by or on behalf of the Company and (ii) constitutes a legal, valid and binding agreement of the Company and, to the Seller’s Knowledge, the other parties thereto, enforceable in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto, is in default or breach under, or in violation of, the terms of any such Material Contract and the Company has not received written or oral notice of any breach, default or violation under any such Material Contract. The Company has not received notice of any intention by any party to any such Material Contract to terminate, amend or materially reduce its business relationship with the Company. The Company has not waived any rights under any Material Contract. To Seller’s Knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Material Contract (other than the Company) to declare breach, default or violation under any such Material Contract or to accelerate performance under any such Material Contract. There is no reason to believe that any Material Contract with a customer will not remain in effect after the Closing or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as such Material Contract currently generates.

3.16          Government Contracts(a). The Company is not a party or subject to, or bound by, any prime contract, subcontract, grant, subaward, other agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind awarded to the Company or any joint venture in which the Company has an interest by any Governmental Entity or by a prime contractor or higher-tier subcontractor under such documents.

3.17          Insurance. Set forth in Section 3.17 of the Disclosure Schedule is a list of all policies of insurance (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements, but not including any policy with respect to a Benefit Plan set forth in Section 3.19(a) of the Disclosure Schedule) to which the Company is a party and identifies the policy type, carrier and policy number. True, correct and complete copies of all such policies have been made available to Buyer. With respect to each such insurance policy: (a) the policy is, and at all times since its inception has been, in full force and effect by its terms; (b) neither the Company, or, to Seller’s Knowledge, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices) and (c) the Company has not received notice from any insurer disclaiming coverage or reserving rights with respect to a particular claim or any such policy in general. The insurance policies set forth in Section 3.17 of the Disclosure Schedule provide coverage, and are in such amounts, with such deductibles, which in each case are sufficient for the requirements of applicable Law and all Contracts to which the Company is a party or by which the business, the assets or properties of the Company are bound and as is reasonable for the business, assets and properties of the Company. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, (x) no insurance policy has been cancelled within the last three years and no threat has been made to cancel any insurance policy covering the business, the Company or its businesses, assets or properties during such period and (y) no event has occurred that limits or impairs, or would be reasonably expected to limit or impair, the rights of the Company under any such insurance policies or any of its businesses. In the last three years, the Company has not received any written or, to the Seller’s Knowledge, oral notice from, or on behalf of, any insurance carrier of the Company (i) relating to or involving any adverse change (other than in the Ordinary Course of Business) in the conditions of insurance or any refusal to issue any insurance policy or (ii) requiring or suggesting any material alteration of any assets, purchase of additional equipment or material modification of any of the Company’s methods of doing business.

3.18          Personnel.

(a)           Set forth in Section 3.18(a) of the Disclosure Schedule is a list of the (i) names of all employees, independent contractors, and consultants of the Company as of the date of this Agreement, and (ii) for each individual described in clause (i) above, (A) the location(s) from which the individual performs services for the Company, (B) the individual’s title or position, hire date, and employee status, (C) the individual’s current annual base salary rates or hourly pay rates and any Contracts entered into between the Company and such individual, (D) the benefits provided to each such individual, (E) the individual’s overtime exemption classifications, (F) the individual’s annual target bonus, and (G) the amounts of accrued and unused leave time for the individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full, except for amounts earned during the current pay period which are expected to be paid in accordance with the Company’s standard semimonthly payroll schedule.

(b)           The Company is and has been in compliance in all material respects with all applicable Laws, rules and regulations respecting hiring of employees, employment, employment practices, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, vacation, leaves, occupational safety and health, employee whistle-blowing, immigration, withholding of income Taxes on wages, unemployment compensation, worker’s compensation, social security contributions, employee privacy, disability, collective bargaining, secondment, layoffs, employment practices, classification of workers as employees and independent contractors and as exempt or nonexempt under the Fair Labor Standards Act and comparable state Laws, and employment record-keeping and posting requirements, and termination of employees. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. None of the employees of the Company is represented by any labor union for collective bargaining with the Company or is a party to or otherwise bound by any labor or collective bargaining agreement. The Company has not received notice of any union organization campaign, labor strike, labor dispute, labor grievance or arbitration, or concerted work stoppage, and the Company has not experienced any labor strike. To Seller’s Knowledge, no employee or independent contractor of the Company is in violation of any term of any employment Contract, confidentiality, noncompetition or other proprietary rights agreement or any other Contract relating to the right of such Person to be employed by, or provide services to, the Company.

(c)           There are not now, nor within the past three years have there been, any Proceedings, actions, suits or claims relating to any labor, employment, or safety matters involving any employee, candidate or non-employee worker, including, but not limited to, charges of unfair labor practices, discrimination complaints, harassment complaints, retaliation complaints, complaints of unpaid wages or overtime, complaints of overtime exemption misclassification, wrongful discharge, improper background checks or any other alleged unlawful employment practice, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company. No such Proceedings, actions, suits or claims are currently pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or self-regulatory organization and, to Seller’s Knowledge, no such actions, suits or claims have been threatened within the past three years. To Seller’s Knowledge, there is no reasonable basis for any claim by any current or former employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by the Company, or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap, any other protected characteristic or activity protected under applicable Laws, or based upon an alleged breach of contract. There are no pending or, to Seller’s Knowledge, threatened claims or actions against the Company under any worker’s compensation policy, short-term disability plan or policy, or long-term disability plan or policy (other than routine claims for payment of benefits).

(d)           The Company does not have any outstanding liability under the Worker Adjustment and Retraining Notification Act, or any similar applicable foreign, state or local Law with respect to employee layoffs.

(e)           No current officer or senior employee of the Company has provided written or oral notice that he or she intends to terminate his or her employment relationship with the Company, prior to Closing or within one year following the consummation of the Transactions.

(f)            All employees of the Company are legally entitled to work in the United States and all Persons employed by the Company during the past three years were at the time of their employment, legally entitled to work in the United States.

(g)           The Company is not a party to any Contract with any employee that (i) restricts the right of the Company to terminate the employment of such employee without cause or without a specific notice period, or (ii) obligates the Company to pay severance or pay or accelerate any other payments (including acceleration of equity) or benefits to such employee upon termination of such employee’s employment with the Company.

(h)           No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract or arrangement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. No former or current employee is a party to, or is otherwise bound by, any Contract or arrangement that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the business carried on by the Company.

(i)            Neither the execution and delivery of this Agreement nor any Ancillary Agreement nor the consummation of Transactions will result in forgiveness, in whole or in part, of any outstanding loans made by the Company to any current or former employees, directors, officers or consultants of the Company.

(j)            There are no pending workman’s compensation liabilities, matters or experience that individually would reasonably be expected to result in liability in excess of $25,000 or collectively in excess of $50,000.

3.19          Employee Benefits.

(a)           Set forth on Section 3.19(a) of the Disclosure Schedule is a list of each plan, fund, program, agreement, policy or arrangement (written or oral) which is sponsored, maintained or contributed to by the Company, for the benefit of its current or former employees, directors, officers or consultants (and their spouses and dependents) or with respect to which the Company has any direct or indirect liability, whether contingent or otherwise, including those that provide executive compensation, deferred or incentive compensation, compensation, bonus, commission, pension, profit-sharing, stock-related rights (including, but not limited to, stock bonus, stock option, stock purchase, restricted stock and restricted stock units), termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, material fringe benefit, insurance (including any self-insured arrangements), health or medical, worker’s compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other benefits; benefits under an Employee Pension Benefit Plan (collectively, the “Pension Plans”); and benefits under an Employee Welfare Benefit Plan (collectively, the “Welfare Plans” and, collectively all arrangements described in this Section 3.19(a) are hereinafter referred to as the “Benefit Plans.” Each such Benefit Plan that is sponsored or maintained by the Company is hereinafter referred to as a “Company Benefit Plan” as appropriate.

(b)           Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been qualified during the period from its adoption to date and has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Pension Plan is so qualified; and each trust forming a part thereof is, and has been since its formation, exempt from tax pursuant to Section 501(a) of the Code. There are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(c)           Each Benefit Plan has been established, administered and maintained in all material respects in accordance with its governing instruments and all applicable Laws, including, but not limited to, ERISA and the Code.

(d)           (i) There have been no Prohibited Transactions with respect to any Company Benefit Plan which could result in material liability to the Company; (ii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Company Benefit Plan which could result in any liability to the Company; and (iii) the Company has not received notice of any Proceeding relating to any Benefit Plan (other than routine claims for benefits).

(e)           Neither the Company nor any of its respective ERISA Affiliates has ever sponsored, maintained or contributed to, or had any liability under or with respect to, any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 431 of the Code. Neither the Company, any of its Affiliates nor any of their respective ERISA Affiliates contributes to or has any other liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37), or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or “multiple employer plan” as described in ERISA Section 210.

(f)            The Company does not sponsor or maintain an Employee Welfare Benefit Plan which provides health, life or other welfare benefits or similar coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state Laws at the individual’s sole expense.

(g)           The Company has made available to Buyer, with respect to each Company Benefit Plan, correct and complete copies of the following: (i) the annual report (if required under ERISA) with respect to each such Company Benefit Plan for the last three years (including all schedules and attachments); (ii) the summary plan description, together with each summary of material modification required under ERISA with respect to such Company Benefit Plan; (iii) each written Company Benefit Plan; (iv) for each Company Benefit Plan, all trust agreements, insurance Contracts and similar instruments with respect to each funded or insured Company Benefit Plan; (v) any coverage, nondiscrimination and top-heavy testing reports for the last three plan years with respect to each Company Benefit Plan that is subject to coverage, nondiscrimination and/or top-heavy testing; and (vi) investment management agreements, administrative services Contracts or similar Contracts relating to the ongoing administration, investment or implementation of any Company Benefit Plan.

(h)           The Company has not undertaken to maintain any Company Benefit Plan for any fixed period of time and each such Company Benefit Plan is terminable at the sole discretion of the Company in accordance with the terms of such plan.

(i)            All contributions and premiums required by applicable law or by the terms of any Benefit Plan or any Contract relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith. No action or other claim with respect to any Benefit Plan (other than routine claims for benefits) that has resulted or would reasonably be expected to result in material liability to the Company is pending or, to Seller’s Knowledge, threatened. Each Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies with the requirements of Section 409A of the Code and the treasury regulations promulgated thereunder.

(j)            The execution and delivery of this Agreement and the Ancillary Agreements to which Seller or the Company is a party and the consummation of the Transactions will not (alone or in combination with any termination of employment or service), (i) increase the compensation or benefits payable under any Benefit Plan, (ii) result in any acceleration of the time of payment or vesting of any compensation or benefits payable under any Benefit Plan or otherwise accelerate or increase any liability of the Company under any Benefit Plan, (iii) create any limitation or restriction on the right of the Company or any of its respective ERISA Affiliates to merge, amend or terminate any Benefit Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

3.20          Environmental Matters. The Company: (a) is, and at all times has been, in compliance with all Environmental Laws and Permits required by all applicable Environmental Laws and have no liability under any Environmental Laws; (b) has not received any notices, complaints, demand letters, Orders or requests for information from any Person or Governmental Entity indicating that it may be in violation of, or liable under, any Environmental Law, and the Company is not subject to any pending or, to Seller’s Knowledge, threatened Proceeding under any Environmental Law or have been subject to any Proceeding under any Environmental Law; (c) has not stored, used, disposed of or released any Hazardous Substances on, in or under any real property; (d) has not arranged for offsite disposal of any Hazardous Substances; and (e) has not conducted within the past three years any environmental investigation, study, test, audit, review or other analysis in relation to the current or prior business of the Company. There are no Hazardous Substances that have been released or are being stored or are otherwise present on, under or about any real property constituting, or connected with, the Leased Premises, and Hazardous Substances have not been released, stored or are otherwise present on, under or about any real property formerly owned, leased or operated by the Company. The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws.

3.21          Certain Business Relationships. No Related Person, directly or indirectly: (a) owns any interest in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to, or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company; (b) owns in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property) which is used by or in connection with the business of the Company; (c) is a customer of or supplier to the Company or otherwise involved in any business relationship with the Company; (d) has an interest in or is a party to any Contract pertaining or relating to the Company; (e) owes any amount to the Company (nor does the Company owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person); or (f) has any claim or cause of action against the Company.

3.22          Customers and Suppliers. Section 3.22 of the Disclosure Schedule lists (by dollar volume paid) for the most recently completed fiscal year and the current fiscal year-to-date: (a) the 10 largest customers of the Company and (b) the 10 largest suppliers to the Company. Opposite the name of each such customer and supplier is the approximate percentage of revenues (or expenses) attributable to such customer or supplier for the most recently completed fiscal year and the current fiscal year-to-date. The relationships of the Company with such customers and suppliers are good commercial working relationships. Except for completions or expirations of Contracts in accordance with their terms or as otherwise set forth in Section 3.22 of the Disclosure Schedule, since January 1, 2025, no customer or supplier listed in Section 3.22 of the Disclosure Schedule has, (i) to Seller’s Knowledge, threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationship of such Person with the Company; (ii) materially decreased or threatened to stop, decrease or materially limit or modify its relationship with the Company or its purchase of products or services from, or supply of products or services to, the Company, (iii) notified the Company that it intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, or (iv) indicated that it desires or intends to effect a change to any of its Contracts with the Company. Since January 1, 2025, the Company has not engaged in any material dispute with any Person listed in Section 3.22 of the Disclosure Schedule. The consummation of the Transactions will not adversely affect the relationship of the Company with any customer or supplier listed in Section 3.22 of the Disclosure Schedule.

3.23          No Other Agreement to Sell. Other than the sale of products or services in the Ordinary Course of Business and except with respect to the Transactions, the Company does not have any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, any Company capital stock (including the Shares), the assets of the Company or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution, change in control or other reorganization or similar transaction involving the Company, or to enter into any agreement with respect thereto.

3.24          Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.25          FDA and Regulatory Matters.

(a)           The Company is, and since January 1, 2021, has been, in compliance with all Healthcare Laws applicable to the Company and any Company Product, including requirements relating to design, manufacturing, development, and validation, clinical and non-clinical research and/or testing, premarket approval or clearance, premarketing notification, labeling, advertising and promotion, record keeping, adverse event or medical device reporting, reporting of corrections and removals, and current good manufacturing practice (GMP) for biological, tissue, and medical device products. To the Seller’s Knowledge, no officer, director, or employee of the Company or Seller has engaged in any act on behalf of the Company that violates any Healthcare Law in any material respect. The Company and, to the Seller’s Knowledge, any contract manufacturers assisting in the manufacture of any Company Product are, and, since January 1, 2023, have been, in compliance with CLIA registration and any other establishment registration requirements and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of any Company Product or the business operations of the Company. Neither Seller nor the Company has received any written notification of any pending or threatened subpoena, hearing, enforcement, or other Proceeding from any Governmental Entity, including the FDA, the Centers for Medicare & Medicaid Services (“CMS”), the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Entity alleging potential or actual non-compliance by, or liability of, the Company under any Healthcare Law.

(b)           The Company holds such Permits required for the conduct of its business as currently conducted, including those Permits necessary to permit the design, manufacturing, development, validation, pre-clinical and clinical testing, research, manufacture, labeling, sale, importation, exportation, storage, shipment, distribution, commercialization, and promotion of Company Products in jurisdictions where it currently conducts such activities with respect to each Company Product (collectively, the “Company Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has fulfilled and performed all of its obligations with respect to each Company License and is in material compliance with all terms and conditions of each Company License, and, to Seller’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Company License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither Seller nor the Company has received any written information or notification from the FDA or any other Governmental Entity with jurisdiction over any Company Product which would reasonably be expected to lead to the denial of any application for marketing approval, licensure, certification, accreditation, or clearance currently pending, or planning to be submitted before the FDA or any other Governmental Entity.

(c)           All material applications, filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Entities have been so timely filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports, reports of recalls, corrections and removals with regard to any Company Product and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Company License from the FDA or other Governmental Entity relating to the Company or its businesses or the Company Products, when submitted to the FDA or any other Governmental Entity, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Entity and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)           Neither Seller nor the Company has received any written notice or other communication from the FDA or any other Governmental Entity contesting the regulatory classification, licensure or lack of licensure, failure to obtain pre-market clearance or approval of the uses of or the labeling and promotion of any Company Product. To Seller’s Knowledge, no manufacturing site which assists in the manufacture of any Company Product or components thereof (whether Company-owned or operated or that of a contract manufacturer) or laboratory which is used to develop or perform any Company Product has been subject to a Governmental Entity (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither the Company nor, to the Seller’s Knowledge, any manufacturing site which assists in the manufacture of any Company Product or material component thereof (whether Company-owned or operated or that of a contract manufacturer) or laboratory which has been used to develop or perform any Company Product has received, since January 1, 2021, any FDA Form 483 or other Governmental Entity notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Entity alleging, observing or asserting noncompliance with any applicable Healthcare Laws or Company Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Entity, and, to Seller’s Knowledge, there is no such Action pending or threatened.

(e)           The FDA has not mandated that the Company recall any Company Product. There are no voluntary recalls of any Company Product contemplated by the Company or pending. Since January 1, 2023, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product or component thereof, or seizures ordered or adverse regulatory actions taken (or, to the Seller’s Knowledge, threatened) by the FDA or any Governmental Entity with respect to any Company Product or component thereof or any facilities where any Company Product or component thereof are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)            There are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, the Company.

(g)           The Company is not the subject of any pending or, to Seller’s Knowledge, threatened, investigation regarding the Company or any Company Product by the FDA pursuant to the FDA Fraud Policy. Neither the Seller nor the Company nor, to Seller’s Knowledge, any officer, employee, agent or distributor of the Company or Seller has made an untrue statement of material fact to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy. Neither the Seller nor the Company nor, to Seller’s Knowledge, any officer, employee, agent or distributor of the Company or Seller has been debarred or excluded or has been convicted of any crime or engaged in any conduct for which such Person could be debarred under 21 U.S.C. § 335a or excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935, or any similar Law. No Proceedings that would reasonably be expected to result in a debarment or exclusion are pending or, to the Seller’s Knowledge, threatened, against the Company or, to the Seller’s Knowledge, any of its directors, officers, employees or agents.

(h)           All of the Company’s Contracts, participation in joint ventures, and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including, any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.

(i)            To Seller’s Knowledge, none Seller, the Company or any director, officer, or employee of Seller or the Company (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion under any Healthcare Laws.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company (i) since January 1, 2023, (A) all Company Products manufactured and sold by the Company have been provided in conformity with the Company’s applicable contractual commitments, warranties and specifications; and (B) neither the Company nor Seller has received or otherwise been made aware of any written notices, citations or decisions by any Governmental Entity that any Company Product is defective or fail to meet any applicable standards promulgated by any such Governmental Entity; and (ii) the Company has obtained, in all countries where it is marketing or has marketed any Company Product, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Company Products currently marketed by the company in such countries.

(k)           For purposes of this Agreement:

(i)               “Healthcare Laws” means, to the extent applicable to the conduct of the Company’s business, as applicable, the following: (A) the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), including the criminal provisions thereunder, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, transporting, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of any Company Product, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, recordkeeping, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare products or services; (B) all equivalent or similar Laws in any jurisdiction applicable to the Company or any Company Product; and (C) all regulations and guidance documents promulgated pursuant to such Laws.

(ii)             “FDA” means the U.S. Food and Drug Administration.

(iii)           “FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

3.26          Privacy and Security.

(a)              The Company has (i) complied in all material respects with all (A) Privacy and Security Laws governing the receipt, collection, use, storage, processing, sharing, security, disposal, disclosure, or transfer of Protected Information that is collected or possessed by or otherwise subject to the control of the Company and (B) all of the Company’s policies regarding privacy and data security, including all privacy policies and similar disclosures published on the Company’s websites or otherwise communicated to individuals, and (ii) implemented and maintained commercially reasonable measures sufficient to provide reasonable assurance that the Company has complied and remains in compliance with such Privacy and Security Laws and that the Company will not acquire, fail to secure, share or use such Protected Information in a manner inconsistent with (A) such Privacy and Security Laws, (B) any notice to or consent from the provider of Protected Information, (C) any policy adopted by the Company, (D) any contractual commitment made by the Company, (E) any privacy policy or privacy statement from time to time published or otherwise made available by the Company to the Persons to whom the Protected Information relates, and (F) the payment card industry data security standards, with respect to any payment card data collected or handled by the Company, or by third parties on the Company’s behalf.

(b)             With respect to all Protected Information collected by or on behalf of the Company, the Company has at all times taken all steps that either are required by applicable Privacy and Security Laws or are otherwise reasonably necessary to protect such Protected Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Protected Information. The Company has commercially reasonable safeguards in place to protect Protected Information in its possession or control from unauthorized access or disclosure, including by its employees, independent contractors and consultants. There have been no (i) unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Protected Information or other Company data, (ii) inadvertent, unauthorized, and/or unlawful sale, or rental of Protected Information or other Company data, or (iii) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of any of the Company’s products or services or the Company’s IT Systems.

(c)              The transfer of Protected Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Laws or the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Protected Information was collected or obtained. The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or Buyer from receiving, using or disclosing Protected Information in the manner in which the Company receives, uses and discloses such Protected Information prior to the Closing.

(d)             In connection with each third-party servicing, outsourcing or similar arrangement involving the third party’s acquisition of or access to Protected Information provided by or on behalf of the Company, the Company has contractually obligated any such third party to (i) comply with the Privacy and Security Laws applicable with respect to Protected Information, (ii) take reasonable steps to protect and secure the Protected Information from unauthorized disclosure, (iii) restrict use of the Protected Information to those authorized or required under the servicing, outsourcing or similar arrangement, and (iv) certify or guarantee the return or adequate destruction of the Protected Information.

(e)              Except for disclosures of information required by Privacy and Security Law, authorized by the provider of Protected Information or described in the Company’s privacy policies, the Company has not sold, rented or otherwise made available, and does not sell, rent or otherwise make available, to third parties any Protected Information.

(f)              The Company has not received any notice of any claims, investigations, or alleged violations of Privacy and Security Laws with respect to Protected Information collected or possessed by or otherwise subject to the control of the Company, and, to Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such violation. There has been no incident involving a breach in the security of or compromise to the integrity or availability of Protected Information within the Company’s possession or control; and no third party to whom the Company has provided access to Protected Information has notified the Company of (i) any unauthorized acquisition, access, use or disclosure of any such Protected Information that would trigger a notification or reporting requirement under any Privacy and Security Laws, (ii) any attempted or successful unauthorized access, use, disclosure, modification, or destruction of such Protected Information, or (iii) any interference with any database, network, or information system that could materially affect the privacy or security of such Protected Information.

3.27          Absence of Certain Changes. From December 31, 2025 to the date of this Agreement, (a) the business of the Company has been conducted in the Ordinary Course of Business and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.28          No Other Representations and Warranties. Except as provided in this Article 3 or the Ancillary Agreements, none of Seller nor any of its Affiliates or any of its and their Representatives have made, or are making, any representation or warranty regarding the Company to Buyer.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof (other than representations and warranties that are made as of a specific date which are made only as of such date) that:

4.1             Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with the requisite power and authority to own, operate and lease its properties and to carry out its business as now conducted.

4.2             Authorization of Transaction; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions have been authorized by all necessary corporate and other actions that are required on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party, as executed and delivered by Buyer, assuming due execution and delivery of this Agreement by Seller and, to the extent Seller is a party to the Ancillary Agreements, such Ancillary Agreements by Seller, constitute valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms and conditions, except to the extent enforcement thereof may be limited by the Equitable Principles. Buyer has made available to the Company correct and complete copies of resolutions adopted by the board of directors of Buyer authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, each of which are in full force and effect.

4.3             Capitalization. The authorized capital stock of Buyer consists of 500,000,000 shares of Buyer Common Stock, $0.0001 par value per share, of which 3,197,633 shares are issued and outstanding as of the date hereof. All of the outstanding shares of Buyer Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable. Except for Buyer Common Stock, there is no authorized capital stock of Buyer of any class or type. No issued and outstanding shares of Buyer Common Stock were issued in violation of any preemptive rights and all such shares have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable Law. Except as disclosed in the Buyer SEC Documents, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Buyer. There are no declared and unpaid dividends on any outstanding capital stock of Buyer. There are no voting trusts or agreements, proxies, shareholder agreements or any other Contracts with respect to the voting of any class of capital stock of Buyer. Buyer does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with holders of Buyer Common Stock.

4.4             No Conflicts; Consents. The execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions, will not: (i) contravene, conflict with or result in any violation or breach of any provision of the Governing Documents of Buyer, (ii) contravene, conflict with or result in any violation or breach of any applicable Law, Order or Permit, with or without giving notice or the lapse of time or both, or (iii) require any consent or approval by any Person.

4.5             Litigation. Buyer is not a party to any pending or, to the Knowledge of Buyer, a potential party to any threatened Proceeding concerning Buyer or any of its assets or rights (a) with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Buyer is or will be a party or the consummation of the Transactions or (b) that could, either individually or in the aggregate, prevent, delay or impair the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which Buyer is or will be a party or to consummate the Transactions. Buyer is not the subject of any pending, rendered or, to the Knowledge of Buyer, threatened insolvency Proceeding and has not made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such insolvency Proceedings.

4.6             Brokers. No brokers’ commission or finders’ fee or other intermediary fees will be owed to any Person in connection with the consummation of the Transactions as a result of any action taken by or on behalf of Buyer.

4.7             Valid Issuance. Buyer has the requisite power and authority to issue, sell and deliver the Consideration Shares and the Convertible Note. The Consideration Shares have been duly authorized by Buyer, and Buyer has a sufficient number of authorized but unissued shares of the Buyer Common Stock to issue all of the Consideration Shares to Seller at the Closing. Buyer covenants that, when issued and delivered to Seller at the Closing in accordance with this Agreement, the Consideration Shares will be validly issued, fully paid and non-assessable, free and clear of all Liens, and will not have been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person. The Convertible Note, when issued and delivered to Seller at the Closing in accordance with this Agreement, will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforcement thereof may be limited by the Equitable Principles, and the shares of Buyer Common Stock issuable upon conversion of the Convertible Note, when issued upon conversion in accordance with the terms of the Convertible Note, will be validly issued, fully paid and non-assessable, free and clear of all Liens, and will not have been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person. There are no voting agreements, buy-sell agreements, options, rights of first refusal/purchase, or other agreements of any kind between Buyer and any holder of Buyer’s securities relating to the securities held by any such holder that would apply to or restrict the issuance, ownership, sale, resale, transfer or other disposition of the Consideration Shares or the Convertible Note.

4.8             Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to the distribution thereof.

4.9             SEC Reports; Financial Statements. Buyer has timely filed all Buyer SEC Documents since January 1, 2023 (after taking into account any extensions afforded under rules and regulations of the Exchange Act). All such Buyer SEC Documents filed by Buyer, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder. None of Buyer’s SEC Documents filed since January 1, 2023, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in Buyer SEC Documents complied in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material).

4.10          Absence of Certain Changes. From December 31, 2025 to the date of this Agreement, except as disclosed in Buyer SEC Documents, (a) the business of Buyer has been conducted in the Ordinary Course of Business, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.11          No Other Representations or Warranties. Except as provided in this Article 4 or the Ancillary Agreements, none of Buyer nor any of its Affiliates or its and their respective Representatives have made, or are making, any representation or warranty whatsoever to Seller or the Company, or any of their respective Affiliates or Representatives.

Article 5
COVENANTS

5.1             Absence of Liabilities. Seller covenants to Buyer that, as of the Closing, (a) the Company has no Indebtedness or liabilities, obligations, or commitments of any kind whatsoever (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether asserted or not, and whether due or to become due or otherwise), except for Indebtedness incurred in the Ordinary Course of Business and consistent with past practice (such Indebtedness, the “Permitted Closing Debt”); (b) the Company is not a party to any pending, or a potential party to any threatened, Proceeding or Order concerning the Company or any of its businesses, properties or assets; and (c) all Transaction Expenses have been paid in full.

5.2             Certain Tax Covenants. The Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit, or examination. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit, or examination, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided hereunder.

5.3             Engagement of New Medical Director. Buyer has identified, negotiated with, and engaged, effective as of the Closing, a duly licensed physician to serve as the medical director of the Company’s practice in place of the individual serving as medical director immediately prior to the Closing (the “New Medical Director”), pursuant to a written medical director agreement in form and substance reasonably satisfactory to Seller that complies in all material respects with all applicable laws, including (a) the applicable state medical practice act, professional licensure, and corporate practice of medicine requirements governing the designation and qualifications of a medical director, (b) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and the personal services and management contracts safe harbor thereunder (42 C.F.R. § 1001.952(d)), (c) the federal physician self-referral law (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, to the extent applicable, and (d) any analogous state fee-splitting, self-referral, and anti-kickback laws, in each case providing for compensation that is set in advance, does not exceed fair market value for the services actually performed, and is not determined in any manner that takes into account the volume or value of referrals or other business generated between the parties. Buyer has delivered to Seller (i) a copy of the executed medical director agreement, (ii) evidence reasonably satisfactory to Seller that the New Medical Director holds an active, unrestricted license to practice medicine in the State of New York and is not excluded from participation in any federal or state health care program, and (iii) copies of all notices, applications, and filings required to be made with the state medical board or other applicable licensing authority to reflect the change in medical director, together with evidence that each such notice or filing has been submitted or, where required as a condition to the change, approved.

Article 6
CLOSING DELIVERABLES

6.1             Deliverables to Buyer. At or prior to the Closing, Seller shall have delivered or caused to be delivered to Buyer each of the following:

(a)           a certificate executed by the chief executive officer of Seller stating that the representations and warranties of Seller in Article 2 and those concerning the Company in Article 3 of this Agreement (other than the Fundamental Representations) are true and correct in all material respects (without giving effect to any limitation as to “materiality” (or any similar term or phrase) or “Company Material Adverse Effect” set forth therein) as of the Closing Date, except for those representations and warranties which specifically address matters only as of a particular date (which shall be true and correct as of that date), and that the Fundamental Representations are true and correct in all respects as of the Closing Date, except for those Fundamental Representations which specifically address matters only as of a particular date (which shall be true and correct as of that date);

(b)           a certificate executed by the chief executive officer of Seller stating that Seller and the Company have performed and complied with all of their respective covenants required to be performed at or prior to the Closing hereunder in all material respects;

(c)           Seller and the Company have obtained all authorizations, waivers, consents and approvals, and made all filings, applications and notices set forth on Section 6.1(c) of the Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Buyer;

(d)           Letter agreements entered into by the Company whereby (a) all intercompany accounts and Contracts between the Company, on the one hand, and any of the Related Persons (other than the Company), on the other hand, are terminated in their entirety effective as of the Closing Date and without any further liability or obligation on the part of the Company, Buyer or any of their respective Affiliates, and (b) if Seller is a party to any such Contract, Seller shall waive any and all rights or claims any Seller may have pursuant to any such Contract in connection with this Agreement and the consummation of the Transactions;

(e)           Termination agreement entered into by the Company and each of the Persons set forth in Section 6.1(e) of the Disclosure Schedule (each a “Terminated Service Provider”) pursuant to which the employment, engagement or any other business relationship between the Company, on the one hand, and the Terminated Service Provider, on the other hand is terminated in its entirety and effective on the Closing Date, without any further liability or obligation on the part of the Company, Buyer or any of their respective Affiliates. In connection with each such termination agreement, Seller shall obtain from each Terminated Service Provider and deliver a full, unconditional and irrevocable release of any and all claims, demands, causes of action, obligations and liabilities of any kind whatsoever (whether known or unknown, accrued or contingent) against the Company, Buyer and their respective Affiliates arising out of or relating to such Terminated Service Provider's employment, engagement or other business relationship with the Company, including any claims arising under any applicable employment, labor, discrimination, benefits, wage-and-hour or other Laws (each, a "Service Provider Release").

(f)            Amendment to the Company Leases with the landlord of the real property subject to the Company Leases, in form and substance approved by Buyer in advance, pursuant to which (i) the Seller shall assign the Company Leases to the Company, as permitted under section 12.2 of the Company Leases, in connection with the transactions contemplated under this Agreement, (ii) the parties thereto shall agree and acknowledge that the base rent and solely the base rent owed or owing by or on behalf of the Company under the Company Leases, up to expiration of the present terms, of the Company Leases (in the aggregate the “Lease Rent Obligations”) shall be paid by the Seller to Buyer at the Closing, and (iii) the landlord unconditionally and irrevocably releases the Company and Buyer and their respective Affiliates from any and all Lease Rent Obligations (such amendment, the “Company Lease Amendment”).

(g)           a certificate of the chief financial officer or other authorized officer of Seller confirming that, as of the Closing, the Company has (i) no Indebtedness other than the Permitted Closing Debt, and (ii) cash equal to at least $1.5 million;

(h)           the following agreements and documents:

(i)               a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and a certificate of good standing of the Company from (a) the Secretary of State of the State of Delaware and (b) the Secretary of State of each jurisdiction set forth on Section 3.1(b)(i) of the Disclosure Schedule;

(ii)             written resignations of all directors and officers of the Company effective as of the Closing;

(iii)           (A) original certificates representing the Shares, endorsed in blank or with stock powers duly executed by Seller or (B) in the absence of such certificates, affidavits of lost certificate representing the Shares duly executed by Seller, with stock powers duly executed by the Seller, in each case, to transfer the Shares to Buyer;

(iv)            the original or certified copy of organizational records, minute books and governance records of the Company;

(v)             a properly completed and executed IRS Form W-9 from Seller and such information as Buyer may need regarding Seller to prepare the Transfer Agent Instruction Letter;

(vi)            documentation, in form and substance reasonably satisfactory to Buyer, evidencing Seller’s compliance with its obligations under Section 6.1(d);

(vii)          a fully executed copy of each Company Lease Amendment; and

(viii)        a certificate of the Secretary or Assistant Secretary of the Company, certifying as to (i) the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, (ii) incumbency and signatures of the officers of Seller who shall have executed this Agreement or any of the other agreements, documents or instruments contemplated hereby and (iii) the Governing Documents of the Company as of the Closing.

6.2             Deliverables to Seller. At or prior to the Closing, Buyer shall have delivered or caused to be delivered to Seller each of the following:

(a)           a certificate executed on behalf of Buyer stating that the representations and warranties of Buyer contained in this Agreement are true and correct in all respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of the Closing Date, except for those representations and warranties which specifically address matters only as of a particular date (which shall be true and correct as of that date); provided that the foregoing shall be deemed satisfied notwithstanding breaches, inaccuracies or omissions of such representations and warranties so long as such breaches, inaccuracies or omissions could not reasonably be expected to, individually or in the aggregate, materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions;

(b)           a certificate executed by the chief executive officer of Buyer stating that Buyer has performed and complied with all of its covenants required to be performed at or prior to the Closing hereunder in all respects;

(c)           evidence reasonably satisfactory to Seller that the Buyer Common Stock is listed on The Nasdaq Capital Market as of the Closing;

(d)           the following agreements and documents:

(i)               a certificate of the Secretary or Assistant Secretary of Buyer, certifying as to the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and incumbency and signatures of the officers of Buyer who shall have executed this Agreement or any of the other agreements, documents or instruments contemplated hereby; and

(ii)             a copy of the letter delivered by Buyer to the transfer agent of Buyer Common Stock instructing such transfer agent to issue the Consideration Shares to Seller (the “Transfer Agent Instruction Letter”); and

(iii)           the duly executed Convertible Note.

Article 7
INTENTIONALLY OMITTED

Article 8
POST-CLOSING COVENANTS

8.1             General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

8.2             Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company (other than litigation among the Parties and/or their Affiliates arising out of the Transactions or the Ancillary Agreements), the other Party will reasonably cooperate with such Party and its counsel in the contest or defense, but at all times subject to the reasonable opinion of such Party’s counsel on the Party’s right to not self-incriminate or violate confidentiality or other obligations.

8.3             Directors and Officers.

(a)           Indemnification. For a period of six years after the Closing, the Company, to the fullest extent provided in the Governing Documents thereof as in effect immediately prior to the Closing, shall indemnify and hold harmless each Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Closing becomes, a director or officer of the Company (collectively, the “Indemnified Agents”) from and against all Damages to which such Indemnified Agent may become subject as a result of or relating to the fact that he or she is or was a director or officer of the Company prior to the Closing (collectively, the “Indemnified Agent Claims”), except for claims brought by any Buyer Indemnified Party against any Indemnified Agent.

(b)           Insurance. Prior to the Closing, the Company shall obtain a so-called “tail” or extended reporting period errors and omissions insurance policy covering the Indemnified Agents with respect to the Indemnified Agent Claims (including in connection with the Transactions and the Ancillary Agreements) with a claims period of six years from the Closing Date, and with at least the same coverage and containing terms and conditions that are not less favorable with respect to indemnification of the Indemnified Agents than the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Policy”). The cost of such Policy shall be paid by Seller.

(c)           Third Party Beneficiaries. The provisions of this Section 8.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Agent and his or her heirs and representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Agent may be entitled to, or hereafter acquire, under any Law, agreement, provision of the Company’s Governing Documents or otherwise.

8.4             Confidentiality. Following the Closing, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information, and shall not use, and shall cause its Affiliates and its and their respective Representatives not to use, such information for its own benefit or for the benefit of any other Person (other than the Company and Buyer). Notwithstanding the foregoing limitations, Seller will not be required to keep confidential any information that (a) is or becomes publicly known or generally known in the industry through no fault of Seller, its Affiliates or any of their respective Representatives; or (b) is required to be disclosed pursuant to applicable Law, provided Buyer is given reasonable prior notice or consents thereto in writing. Seller shall be responsible for any breaches of the confidentiality obligations hereunder by its Affiliates and Representatives as if they were party hereto.

8.5             Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates and any Person who may be bound by Seller and its Affiliates (including their respective successors, assigns, heirs and executors), hereby unconditionally and irrevocably and forever releases and discharges the Company and its successors and assigns, and any present or former directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders or equity holders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, Proceedings, covenants, liabilities, suits, judgments, Damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Company); provided, however, that this release expressly does not extend to, and shall not be interpreted to in any way release, waive, impair or limit any claims relating to any breach or alleged breach of this Agreement or any Ancillary Agreements or any of the provisions set forth herein or therein. Seller, on behalf of itself and its Affiliates and representatives, expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims. Seller understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Seller represents that it has not made any assignment, conveyance or transfer of any kind of any claim released pursuant to this Section 8.5. Seller acknowledges and intends that this Section 8.5 shall be effective as a bar to each claim released hereby.

8.6             Further Assurances. From and after the Closing, Seller shall, from time to time, at Buyer’s request, promptly execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require in order to comply with the provisions of this Agreement or consummate the Transactions.

8.7             Covenant Not to Compete.

(a)           As an inducement for Buyer to enter into this Agreement, Seller agrees that it shall not and shall cause its Affiliates to not do any one or more of the following, directly or indirectly: (i) during the Restriction Period, engage or participate or prepare to engage or participate, anywhere in North America (the “Territory”), as an owner, partner, member, shareholder, independent contractor, director, manager, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in the business conducted by the Company (the “Business”); (ii) from and after the Closing and continuing until three years from the Closing Date (the “Restriction Period”), solicit or attempt to solicit any Person who is, or has been within the three calendar years immediately preceding the Closing Date, a supplier, customer, contractor, subcontractor, licensor, licensee or any other business relation of the Company or the Business to cease doing business with, or to alter or limit its business relationship with Buyer, the Company or the Business; or (iii) during the Restriction Period, (A) take any actions which persuade any Representatives of the Company to terminate their relationship with the Company or to hire or otherwise retain the services of any Representatives of the Company (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity) who has acted in such capacity at any time within the 12-month period immediately preceding such proposed date of hire or retention or (B) hire any person who is an employee of the Company who has acted in such capacity at any time within the 12-month period immediately preceding such proposed date of hire.

(b)           The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 8.7 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder.

(c)           To “engage” in a business means (i) to render services in (or with respect to) the Territory for that business, or (ii) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. Seller hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect Buyer.

(d)           Seller specifically recognizes that any breach by Seller of this Section 8.7 will cause irreparable injury to Buyer and the Company and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly, Seller agrees that in the event of any such breach, Buyer and/or the Company shall be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available. Seller and Buyer recognize and agree that the territorial, time and scope limitations in this Section 8.7 are reasonable and properly required for the protection of Buyer and in the event that such limitations (or lack thereof) are deemed to be unreasonable by a court of competent jurisdiction, each of Seller and Buyer agree and submit to the imposition of such limitations as said court shall deem reasonable.

8.8             Registration Rights.

(a)           If at any time following the Closing Date Buyer files with the SEC a registration statement under the Securities Act for the resale of securities of Buyer by any holder thereof (other than on Form S-4 or Form S-8 or any successor forms thereto), Buyer shall include in such registration statement all of (i) the Consideration Shares, (ii) the Note Shares and (iii) any capital stock of Buyer issued with respect to the Consideration Shares or the Note Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event (collectively, the “Registrable Securities” and any such registration statement that includes Registrable Securities, a “Resale Registration Statement”); provided, however, that Buyer shall not be required to include in any Resale Registration Statement any Registrable Securities to the extent that the staff of the SEC does not permit such Registrable Securities to be included therein. Buyer shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the third Business Day after the date Buyer is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed or will not be subject to further review. Notwithstanding the foregoing or anything to the contrary in this Section 8.8, Seller shall not Transfer any Registrable Securities pursuant to a Resale Registration Statement during the Lock-Up Period, and Buyer shall have no obligation to maintain the effectiveness of any Resale Registration Statement during the Lock-Up Period.

(b)           It shall be a condition precedent to the obligations of Buyer to take any action pursuant to Section 8.8(a) with respect to the Registrable Securities that Seller shall furnish to Buyer, at least 10 Business Days prior to Buyer’s filing of a Resale Registration Statement, such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration for resale of the Registrable Securities.

8.9             Nasdaq Listing. Buyer shall use commercially reasonable efforts to maintain the listing of the Buyer Common Stock on The Nasdaq Capital Market (or any other “national securities exchange” under Section 6 of the Exchange Act) for the later of (a) the nine-month anniversary of the Closing Date and (b) until such time as all of the Consideration Shares have been sold by Seller.

8.10          Data Room. Seller shall keep all documents made available or provided to Buyer (as of immediately prior to the date of this Agreement) by Seller in the Data Room and accessible to Buyer for not less than 30 days following the Closing Date.

8.11          Lease Rent Obligations. With respect to the Lease Rent Obligations undertaken by Seller, Buyer hereby acknowledges and agrees that Seller's obligation in connection therewith is limited solely to the payment of base rent under the Company Leases and shall not extend to any other amount or obligation of the tenant thereunder, including any percentage rent, operating expenses, common area maintenance charges, real estate or other taxes, insurance premiums, utilities, security deposits, late fees, interest, holdover or renewal rent, restoration or surrender obligations, or repair, maintenance, alteration, or compliance obligations, all of which shall be the sole responsibility of Buyer and the Company from and after the Closing. Without limiting the foregoing, Buyer further acknowledges and agrees that Seller shall have no liability for, and Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates from and against, any and all losses, costs, expenses, claims, or damages arising out of or relating to the occupancy, use, operation, condition, or vacation of the Leased Premises demised under the Company Leases by Buyer, the Company, or any of their respective Affiliates, employees, agents, invitees, subtenants, or assignees from and after the Closing, or any breach of or default under the Company Leases occurring from and after the Closing (other than a failure by Seller to pay base rent as expressly required under the Amendment to the Company Leases). Nothing in the Amendment to the Company Leases, or the Lease Rent Obligations arising therefrom, shall be construed as creating any third-party beneficiary rights in any landlord, or as an agreement by Seller to renew, extend, guarantee, or remain liable under either Company Lease beyond the periods expressly set forth herein.

8.12          Voting Agreement.

(a)       From and after the Closing Date and until the date that is six (6) months following the Closing Date (the "Voting Period"), Seller shall, and shall cause its Affiliates that are stockholders of Buyer to, at every annual or special meeting of the stockholders of Buyer (or any adjournment or postponement thereof), and in connection with every action by written consent of the stockholders of Buyer in lieu of any such meeting, in each case called or solicited during the Voting Period, vote, or cause to be voted, or deliver a written consent (or cause a written consent to be delivered) with respect to, all shares of common stock of Buyer beneficially owned by Seller or any of its Affiliates, whether owned as of the Closing Date or acquired thereafter, including the shares of Buyer common stock issued to Seller pursuant to this Agreement (collectively, the "Covered Shares"), in accordance with the recommendation of the board of directors of Buyer (the "Buyer Board") on each proposal submitted to a vote or written consent of the stockholders of Buyer, including without limitation the election or removal of directors, approval of equity incentive plans, "say-on-pay" and related executive compensation matters, ratification of the appointment of auditors, charter and bylaw amendments, and any other proposal submitted by Buyer's management or the Buyer Board, or by any stockholder, for a vote of Buyer's stockholders during the Voting Period.

(b) Seller shall not, and shall cause its Affiliates that are stockholders of Buyer not to, deposit, or permit the deposit of, any Covered Shares in a voting trust, grant any proxy, or enter into any voting agreement or similar arrangement with respect to the Covered Shares that is inconsistent with, or would prevent or delay Seller's compliance with, Seller's obligations under this Section 8.12.

(c) Upon the written request of Buyer, Seller shall execute and deliver, and shall cause its Affiliates that are stockholders of Buyer to execute and deliver, an irrevocable proxy in favor of one or more designees of the Buyer Board, in form and substance reasonably satisfactory to Buyer, granting such designee(s) the right to vote the Covered Shares in accordance with Section 8.12 with respect to any meeting or written consent occurring during the Voting Period at which Seller has failed to vote, or has voted inconsistently with, such Covered Shares as required by this Section 8.12.

(d) The obligations of Seller under this Section 8.12 shall apply regardless of whether Seller has transferred record ownership of any Covered Shares, so long as Seller retains beneficial ownership of, or voting power over, such shares; provided that nothing in this Section 8.12 shall restrict Seller's ability to sell, transfer, or otherwise dispose of the Covered Shares, subject to any other transfer restrictions set forth elsewhere in this Agreement or in any related transaction documents

8.13          Stockholder Approval of Note Shares

Within 75 days following the Closing Date, Buyer shall call and hold a meeting of its stockholders (the “Stockholder Meeting”) to obtain approval, in accordance with the applicable rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq Rules”), including Nasdaq Listing Rule 5635(d), for the issuance of all shares of Buyer Common Stock issuable upon conversion of the Convertible Note in excess of the limitations set forth in the Nasdaq Rules (the “Stockholder Approval”). Buyer shall (a) include in the proxy statement or information statement relating to the Stockholder Meeting (the “Proxy Statement”) the recommendation of the Buyer Board that Buyer’s stockholders vote in favor of the Stockholder Approval, (b) use its commercially reasonable efforts to solicit proxies in favor of the Stockholder Approval, (c) use its commercially reasonable efforts to obtain the Stockholder Approval at such Stockholder Meeting, and (d) not withdraw, modify, or qualify in a manner adverse to Seller, or publicly propose to withdraw, modify, or qualify in a manner adverse to Seller, the recommendation of the Buyer Board with respect to the Stockholder Approval. In the event that the Stockholder Approval is not obtained at the initial Stockholder Meeting, Buyer shall call and hold additional meetings of its stockholders, not less frequently than once every 150 days thereafter, until such Stockholder Approval is obtained.

Article 9
INDEMNIFICATION

9.1             Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate delivered at Closing pursuant to this Agreement (other than the Fundamental Representations), shall not survive the Closing; provided, however, that the Fundamental Representations and claims for Fraud shall survive indefinitely; and provided, further, that nothing in this Section 9.1 shall affect the rights of a Party in respect of any claim made by such Party in a writing received by the Party against which such claim is made prior to the expiration of the applicable survival period.

9.2             Indemnification Provisions for Benefit of Buyer. Subject to the other terms of this Article 9, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, the Company, their Affiliates, and each of their respective officers, managers, directors, employees, agents, other representatives, successors and assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any Damages arising out of or resulting from (a) any breach or inaccuracy of any of the representations and warranties made in Article 2 or in Article 3 or in any certificate delivered by or on behalf of Seller or the Company at Closing pursuant to this Agreement, (b) any breach or non-compliance by Seller or the Company of any of their respective covenants to be performed under this Agreement or the Ancillary Agreements (in the case of the Company, prior to the Closing), (c) any Indebtedness not paid and discharged in full at or prior to the Closing other than Permitted Closing Debt, (d) any Transaction Expenses not paid and discharged in full at or prior to the Closing, and (e) Fraud.

9.3             Indemnification Provisions for Benefit of Seller. Subject to the other terms of this Article 9, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages arising out of or resulting from (a) any breach or inaccuracy of any of the representations and warranties made in Article 4 or in any certificate delivered by or on behalf of Buyer at the Closing pursuant to this Agreement, or (b) any breach or non-compliance by Buyer of any of its covenants under this Agreement or the Ancillary Agreements, and (c) Fraud.

9.4             Claim Procedure. The Indemnified Party shall give written notice of any claim for indemnification hereunder to the Indemnifying Party. A claim for indemnification may be made at any time prior to the expiration of any applicable survival period with respect to such matter. The Indemnified Party shall make available to the Indemnifying Party such books, records and personnel of the Indemnified Party as shall be reasonably necessary for the Indemnifying Party to evaluate any claim for indemnification by an Indemnified Party.

9.5             Claims between the Parties. If the claim is not asserted against or sought to be collected by a third party, and if the Indemnifying Party does not notify the Indemnified Party within 20 Business Days of the receipt of the notice of the claim that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party delivers a notice of objection in writing to the Indemnified Party (a “Notice of Objection”) within 20 Business Days of the receipt of the notice of the claim, the Indemnified Party shall have 15 Business Days from the date of receipt of the Notice of Objection to respond in a written statement to the objection. If, after such 15 Business Day period, there remains a dispute as to any claim, the Parties shall attempt in good faith for 20 Business Days to agree upon the rights of the respective Parties with respect to each such claim. If the Parties should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Party against whom the claim is made shall be prepared and signed by (or on behalf of) the Parties.

9.6             No Right of Contribution from the Company. Notwithstanding any provision of this Agreement to the contrary or any right or remedy provided by any Law or otherwise, from and after the Closing Date, (a) the Company shall not be liable or otherwise responsible to Seller (and Seller is deemed to fully and forever release and discharge the Company) as a co-warrantor or co-obligor, for contribution and otherwise in any manner or based on any legal theory or cause of action on account of, or with respect to, the breach by the Company of any provision of this Agreement in connection with the Transactions and (b) Seller’s liabilities, obligations and responsibilities to Buyer arising under or in connection with this Agreement and the Transactions shall not be decreased, diminished or otherwise affected in any respect or in any manner or otherwise subject to any set off, counterclaim or any other adjustment on account of the limitation of the liability of the Company as described in clause (a) of this sentence.

9.7             Mitigation. The Parties agree to mitigate any Damages which form the basis of a claim hereunder to the extent required by Law.

9.8             Materiality. Notwithstanding anything to the contrary contained herein, for the purposes of determining whether there has been any inaccuracy in or breach of a representation or warranty, and for purposes of determining the amount of any Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “Material Adverse Effect”, “materiality,” “in all material respects,” “in any material respects” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 9, the representations and warranties of the Parties contained in this Agreement or any certificate delivered pursuant hereto shall be read as if such terms and phrases were not included in them.

9.9             Adjustment to Purchase Price. The Parties agree to treat any post-Closing payment made pursuant to this Agreement, including any indemnification payment, as an adjustment to the Purchase Price.

Article 10
TAX MATTERS

10.1          Tax Covenants. Seller shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction, that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date without the prior written consent of Buyer (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date, nor shall Buyer make a §338(h)(10) or §336(e) election without the prior written consent of Seller.

(a)           Seller shall timely prepare and file, or shall cause to be timely prepared and filed all income Tax Returns of or with respect to the Company solely for any taxable period ending on or before the Closing Date and shall timely pay, or cause to be timely paid, the Taxes shown as due on such Tax Returns and all other Taxes of the Company with respect to any Pre-Closing Tax Period. Prior to the filing of any such Tax Return, Seller shall provide Buyer with a copy of such Tax Return at least 30 days prior to the due date for such Tax Return. Seller will incorporate any reasonable comments that Buyer may have with respect to any items set forth in any such Tax Return. Tax Returns prepared pursuant to this Section 10.1(a) shall be prepared or completed in a manner that is consistent with prior practice of the Company except as otherwise required by Law or regulation or otherwise agreed to in writing by Buyer prior to the filing thereof.

(b)           All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Ancillary Agreements shall be borne equally by Buyer and Seller and paid when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)           Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with prior practice except as otherwise required by Law or regulation. Seller shall timely pay, or cause to be timely paid, the Taxes shown as due on such Tax Returns allocated to the Pre-Closing Tax Period in accordance with Section 10.2.

10.2          Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

10.3          Tax Refund. Notwithstanding anything to the contrary in this Agreement, Seller shall be entitled to receive and retain, for its own account, any and all refunds, rebates, credits in lieu of refunds, or overpayments of Taxes (together with any interest paid or credited by the applicable Governmental Entity with respect thereto) including those that are received by or credited to Buyer, the Company or any Subsidiary thereof and that are attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date (each, a “Seller Refund”). If Buyer, the Company or any Subsidiary thereof receives or is credited with any Seller Refund, Buyer shall promptly notify Seller and shall pay, or cause to be paid, to Seller the amount of such Seller Refund, net of (i) any Taxes imposed on the recipient with respect to the receipt or accrual of such Seller Refund and (ii) any reasonable out-of-pocket costs and expenses incurred in obtaining such Seller Refund, in each case by wire transfer of immediately available funds within 10 Business Days after the receipt of such refund or the application of such credit against Taxes otherwise payable. If any Seller Refund paid to Seller is subsequently disallowed, reduced, or required to be repaid to a Governmental Entity, Seller shall promptly repay to Buyer the amount of such disallowed or repaid Seller Refund, together with any interest, penalties, or additions to Tax imposed with respect thereto.

10.4          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller, nor any of Seller’s Affiliates or their respective Representatives shall have any further rights or liabilities thereunder.

10.5          Tax Indemnification. Seller shall indemnify the Company, Buyer, and each other Buyer Indemnified Party and hold them harmless from and against any Damages arising out of, resulting from, or attributable to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.7; (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this Article 10; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law (including for the avoidance of doubt any Taxes arising from the Company’s membership in the Seller Affiliated Group), and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 10.5 within 10 business days after payment of such Taxes by Buyer or the Company. In no event shall Seller be responsible for indemnification hereunder for any Taxes solely attributable to Buyer’s post-Closing actions or activities, any Section 338 or 336(e) election Buyer makes, or Buyer’s breach of any covenant in this Agreement.

10.6          Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 10 or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

10.7          Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

10.8          Coordination and Survival.

(a)           In the event that any obligation or responsibility under Article 9 may conflict or overlap with an obligation or responsibility under this Article 10, the provisions of this Article 10 shall govern.

(b)           Notwithstanding any other provision in this Agreement to the contrary, the provisions of Section 3.7 and this Article 10 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

Article 11
MISCELLANEOUS

11.1          Public Statements. Except for the public release or announcement in the form agreed upon by Buyer and Seller to be issued at or immediately following the Closing, no Party shall, without the prior written consent of the other Party, issue any press release or make any other public announcement relating to the Transactions, except to the extent required by applicable Law, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

11.2          No Third-Party Beneficiaries; No Recourse Against Affiliates. This Agreement and the Ancillary Agreements shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that (a) the Indemnified Parties are intended third-party beneficiaries of Article 9, and (b) the Indemnified Agents are intended third-party beneficiaries of Section 8.3(c).

11.3          Entire Agreement. This Agreement (including the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof.

11.4          Succession and Assignment. This Agreement and the Ancillary Agreements and all of the provisions hereof and thereof shall be binding upon and inure solely to the benefit of the parties named herein and therein and their respective successors and permitted assigns; provided, however, no Party may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other Party.

11.5          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.6          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7          Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent (by hand, by email/electronic delivery, by courier, express delivery or overnight mail service) to the attention of the Person and to the address set forth beneath the name of such Party below (or to such other Person or address as such Party shall have specified in a written notice given to the other Party hereto):

If to Seller or (prior to the Closing) the Company:

Axe Compute Inc.
91 43rd Street – Suite 110
Pittsburgh, Pennsylvania 15201
Attn: Chris Miglino, CEO
Email: chris@axecompute.com

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830
Attn: Edward Welch
Email: ewelch@lucbro.com

If to Buyer or (after the Closing) the Company:

DataMeds AI, Inc.
3000 Bayport Drive, Suite 950
Tampa, Florida 33607
Attention: Prashant Patel
Email: patel@rxintegra.com

With a copy to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Jeffrey Fessler
Email: jfessler@sheppard.com

Any such notice shall be deemed to have been given (a) when delivered by hand; (b) on the Business Day after the date sent if sent by a nationally recognized overnight courier for overnight delivery; (c) on the date sent by e-mail/electronic delivery (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

11.8          Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Any Proceeding based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery sitting in Wilmington, Delaware (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware sitting in Wilmington Delaware, or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by legal requirement or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.8(b).

(c)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

11.9          Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Seller and Buyer. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.11       Expenses. Except as otherwise expressly provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions.

11.12       Construction. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include the masculine and feminine genders. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.” The term “made available” and words of similar import mean that the relevant documents, instruments or materials (i) were posted and made available to the other Party in the Data Room or (ii) were provided by the disclosing party via electronic means or in person, at least five Business Days prior to the date of this Agreement.

11.13       Incorporation of Exhibits. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

11.14       Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transaction) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither Seller nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER DataMeds AI, Inc., a Delaware corporation By: /s/ Gerald Commissiong Print Name: Gerald Commissiong Title: Interim Co-CEO
SELLER Axe Compute Inc., a Delaware corporation By: /s/ Chris Miglino Print Name: Chris Miglino Title: CEO

[Signature Page to DataMeds-Axe Compute (Helomics) Stock Purchase Agreement]

Exhibit A
Definitions

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Ancillary Agreements” mean each agreement (other than this Agreement) document, instrument or certificate contemplated by this Agreement.

“Business Day” means any day of the year other than a Saturday, Sunday or any other day on which national banking institutions are authorized or obligated to close under the federal Laws of the United States.

“Buyer Common Stock” means the common stock, $0.0001 par value per share, of Buyer.

“Buyer Material Adverse Effect” means any change, event, condition, circumstance, effect or occurrence (whether individually or in the aggregate with other changes, events, circumstances, effects or occurrences) that (a) has had or could reasonably be expected to have a material adverse effect on the assets, results of operations, condition (financial or otherwise), prospects or business of Buyer, taken as a whole, or (b) does or could reasonably be expected to materially impair or delay Buyer’s ability to consummate the Transactions, but shall not include any adverse effect to the extent resulting from or relating to (i) the economy or financial, banking or securities markets in the United States in general, (ii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, or (iii) any U.S. Government shutdown; provided that none of the events set forth in items (i), (ii) or (iii) shall have had a disproportionate effect on Buyer, taken as a whole, relative to participants in the industries in which Buyer participates.

“Buyer SEC Documents” means all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Buyer under the Exchange Act with SEC, together with any amendments, restatements or supplements thereto.

“Company Intellectual Property” means all Intellectual Property that is used in or necessary to the operation of the business of the Company, including all Owned Intellectual Property and Licensed Intellectual Property.

“Company IP Agreements” means (a) licenses of, options to or covenants not to sue or assert with respect to, Company Intellectual Property by the Company to any third party or any other instruments or other arrangements to which the Company is a party, pursuant to which any third party has obtained any right, title or interest in any Company Intellectual Property, (b) licenses or sublicenses of Company Intellectual Property by any third party to the Company or any other permissions or agreements pursuant to which the Company has obtained any right, title or interest in Intellectual Property, (c) agreements between the Company and any third party relating to the use, development, prosecution, enforcement or commercialization of Company Intellectual Property, and (d) consents, settlements and Orders governing the use, validity or enforceability of Owned Intellectual Property.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means any change, event, condition, circumstance, effect or occurrence (whether individually or in the aggregate with other changes, events, circumstances, effects or occurrences) that (a) has had or could reasonably be expected to have a material adverse effect on the assets, results of operations, condition (financial or otherwise), prospects or business of the Company, taken as a whole, or (b) does or could reasonably be expected to materially impair or delay the Company’s or Seller’s ability to consummate the Transactions, but shall not include any adverse effect to the extent resulting from or relating to (i) the economy or financial, banking or securities markets in the United States in general, (ii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities, or (iii) any U.S. Government shutdown; provided that none of the events set forth in items (i), (ii) or (iii) above shall have had a disproportionate effect on the Company, taken as a whole, relative to participants in the industries in which the Company participates.

“Company Leases” means, collectively, (i) that certain Lease dated as of January 1, 2023, by and between Regional Industrial Development Corporation of Southwestern Pennsylvania, a Pennsylvania nonprofit corporation, as landlord ("Landlord"), and Predictive Oncology Inc. (n/k/a Axe Compute Inc.), as tenant, for approximately 17,417 rentable square feet located at Suites 110 & 120, 91 43rd Street, Pittsburgh, Pennsylvania 15201 (the "Chocolate Factory," Lawrenceville Technology Center) ("Lease 1"), and (ii) that certain Lease dated as of January 1, 2023, by and between Landlord and Predictive Oncology Inc. (n/k/a Axe Compute Inc.), as tenant, for approximately 3,418 rentable square feet located at Suite 210 in the same building ("Lease 2"), in each case as assigned by Seller to the Company pursuant to, and effective as of, the applicable Company Lease Amendment, such that the Company shall be the tenant of record under each Company Lease from and after the Closing; and "Company Lease" means either of the foregoing, individually.

“Company Products” means all products, technology, and services formulated, manufactured, processed, produced, packaged, transported, labeled, stored, distributed, marketed or sold, developed, licensed, leased, offered, made available, or delivered by the Company, or that the Company is formulating, manufacturing, processing, producing, packaging, transporting, labeling, storing, distributing, marketing or selling, developing, licensing, leasing, offering, making available, or delivering, and including any products currently under research use only, preclinical or clinical development by the Company.

“Confidential Information” means (i) any information obtained in connection with this Agreement, including information regarding the negotiations of this Agreement and the amount of the Purchase Price and (ii) any information concerning the Company or its business or assets that is proprietary or not generally available to the public, including know-how, Trade Secrets, customer lists, details of customer or consultant Contracts, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

“Consideration Shares” means 636,328 shares of Buyer Common Stock, which is equal to 19.99% of number of shares of Buyer Common Stock outstanding as of immediately prior to the time the parties entered into this Agreement.

“Contract” means any agreement, contract, commitment, indenture, note, mortgage bond, lease, license, deed of trust, lease, rental agreement, sales order, purchase order, subcontract, teaming agreement, pledge agreement, noncompetition agreement, insurance contract and any other contract or binding arrangement, whether written or oral.

"Convertible Note" means that certain convertible promissory note in a principal amount of $1,363,672 with a conversion price of $1.00 per share, substantially in the form attached hereto as Exhibit C.

“Damages” means all special, consequential, indirect and other damages, dues, penalties, fines, Taxes, amounts paid in settlement, liabilities, obligations, Liens, losses, costs, expenses, fees, loss of income or revenue, loss of anticipated or future business or profits, loss of reputation, opportunity cost, diminution in value and damages based on the applicable “multiple of EBITDA,” “multiple of profits” or “multiple of cash flow” or other similar valuation methodology incurred by the Person suffering such Damages, including court costs and reasonable attorneys’ fees and expenses, provided that, Damages shall not include punitive or exemplary damages unless payable to a third party in connection with a claim or demand asserted by a third party.

“Data Room” means the electronic documentation site established by Seller in connection with the Transactions.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA, as amended.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA, as amended.

“Environmental Laws” means any applicable federal, state, local or foreign Laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, including any judicial and administrative interpretations thereof, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances; or (c) safety issues (including occupational safety and health), in each case as amended and as in effect on the date hereof.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, in each case, affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any other Person that together with such Person, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means actual common law fraud.

“Fundamental Representations” are the representations and warranties contained in the following Sections: 2.1 (Existence; Authorization of Transaction; Binding Agreement), 2.2 (Non-contravention), 2.3 (Ownership of Shares), 2.5 (Brokers), 3.1 (Organization, Qualifications and Corporate Power), 3.3 (Capitalization), 3.4 (Subsidiaries; Joint Ventures), 3.12 (Intellectual Property), 3.19 (Employee Benefits), 3.21 (Certain Business Relationships), 3.23 (No Other Agreements to Sell), and 3.24 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, PFAS, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) of, and all other amounts payable by, such Person and its Subsidiaries on a consolidated basis, in connection therewith (a) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (b) representing foreign exchange Contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates (including breakage costs); (c) under conditional sale, title retention or other agreements or arrangements with respect to the deferred purchase price of any property, assets or services; (d) in respect of earn-out, contingent purchase price, deferred purchase price, or similar type payments with respect to the acquisition of another Person or property; (e) all indebtedness under leases that are required to be capitalized under GAAP; (f) in respect of accrued or declared but unpaid dividends or other distributions; (g) for any customer deposits or deferred revenue, including customer overpayments, (h) all costs to fulfill such customer deposits or deferred revenue; (i) for any accrued or informally tracked but unpaid deferred compensation employee bonuses or similar payments (together with the employer portion of payroll, social security, unemployment or similar Taxes attributable to such obligations); (j) for any accrued but unpaid Tax liabilities, (k) in respect of any accrued but unfunded or under-funded contributions to any 401(k) plan or profit sharing plan (together with the employer portion of payroll, social security, unemployment or similar Taxes attributable to such obligations); and (l) all obligations referred to in clauses (a) through (k) above of another Person that are guaranteed, directly or indirectly, by such Person or its Subsidiaries or are secured by any Lien on property or assets of such Person or its Subsidiaries.

“Indemnified Party” means the Party seeking indemnification.

“Indemnifying Party” means the Party from whom indemnification is sought.

“Intellectual Property” means all of the following intellectual property rights existing worldwide: (i) rights in inventions, patents, patent applications, continuations-in-part, divisions or reissues; (ii) trademarks, service marks, trade dress, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin, together with the goodwill symbolized thereby; (iii) any and all rights in works of authorship (whether or not copyrightable) including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship; (iv) trade secrets, including, confidential or proprietary business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material proprietary information (collectively, “Trade Secrets”); (v) all registered domain names; (vi) all rights in software, including object code, source code, proprietary algorithms, and related databases and instruction manuals (collectively, “Software”); and (vii) all similar intellectual property and proprietary rights.

“Interim Financials” has the meaning set forth in Section 3.6(a).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), IT Systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“IT Systems” means any and all electronic data processing, information, recordkeeping, communications, telecommunications, operating, account management, inventory management, and all other computer or information technology systems, equipment and assets, including related documentation, materials, media and specifications, that are owned, purported to be owned, contracted for, licensed, leased, used or held for use by the Company, including any and all such (a) computers, software, hardware, servers, peripherals, routers, hubs, switches, circuits, networks, data communications lines, telecommunications equipment and infrastructure and other technology-related plants and equipment, including databases, workstations, switches, and communication facilities; (b) websites and web pages, social media sites and social media pages, applications (including mobile applications), and application programming interfaces (APIs), including all related content of the foregoing, including data, data files, programs, scripts, design, layout, text, graphics, images, animation and sound; and (c) cloud services and infrastructure, such as software as a service (SaaS), platform as a service (PaaS) or infrastructure as a service (IaaS).

“Knowledge” means that which is known by a Person after due inquiry. In the case of Seller, “Knowledge” means the “Knowledge” of each of Chris Miglino and Jeremy Yaukey-Witter. In the case of Buyer, “Knowledge” means the “Knowledge” of each of Gerald Commissiong and Daniel Hirsch.

“Law” means all foreign, federal, state, provincial and local laws statutes, codes, ordinances, rules, regulations, guidance resolutions, and Orders, in each case, promulgated by any Governmental Entity or quasi-Governmental Entity.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Lien” means any mortgage, pledge, lien, encumbrance, security interest, deed of trust, collateral assignment, Uniform Commercial Code financing statement, conditional or other sales agreement, hypothecation, claim, option, right of first refusal, preemptive right, community property interest, restriction of any nature, and other encumbrance on or ownership interests in the assets or properties of the Company or the Shares (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset), as applicable, other than, with respect to the Shares, restrictions on transfer arising under applicable state or federal securities laws.

“Order” means any order, injunction, judgment, decree, award, determination, decision, ruling, verdict, writ, assessment or arbitration or other award of a Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company consistent with past practices.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Company.

“Owned Software” has the meaning set forth in Section 3.12(l).

“Permits” means all franchises, permits, clearances, licenses, variances, exemptions, Orders, approvals, registrations and any similar authorizations.

“Permitted Liens” means (A) any Lien for Taxes, assessments or other governmental levies, fees or charges which are not due and payable as of the Closing Date or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course of Business for amounts which are not due and payable and which shall be paid in full and released at Closing; and (C) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Company’s business thereon.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity, or other entity.

“Policy” has the meaning set forth in Section 8.3(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy and Security Laws” means all (a) applicable Laws concerning the privacy, data protection, processing, transfer or security of Protected Information, including the following and their implementing regulations, if applicable: Health Insurance Portability and Accountability Act (HIPAA), the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, data security applicable Laws, including those established by the California Consumer Privacy Act, Massachusetts Data Privacy Act, data breach notification applicable Laws, consumer protection applicable Laws, the General Data Protection Regulation (EU) 2016/679, the European Union Data Protection Directive 95/46/EC (and implementing regulations adopted by applicable European Union member states); (b) all applicable Laws concerning the security of the Company’s products, services, and systems; (c) all Contracts to which the Company is a party or is otherwise bound that relate to Protected Information or protecting the security or privacy of information or IT Systems; (d) the Company’s internal and posted policies and notices relating to Protected Information and/or the privacy and security of the Company’s products, data, and IT Systems; (e) any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and to the extent applicable, Payment Card Industry Data Security Standard and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, demand, complaint, charge, audit, hearing, review, investigation or other proceeding, whether public or private, by or before a Governmental Entity or arbiter.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA.

“Protected Information” means any information, in any form, that (a) is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual); or (b) is considered personal data or otherwise governed, regulated or protected by one or more Privacy and Security Laws.

“Registered Intellectual Property” means any Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity at any time.

“Related Persons” means any director, officer, consultant, employee or Affiliate of the Company, Seller or any Affiliate of any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, consultants, counsel, accountants, and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Affiliated Group” means (a) for U.S. federal income tax purposes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller or an Affiliate of Seller is the common parent, and (b) for state or local income Tax purposes, the affiliated, aggregate, consolidated, combined, unitary, or similar group of which Seller or an Affiliate of Seller is the common parent.

“Subsidiary” means any Person (including any joint venture) of which any outstanding share capital, voting securities or other equity interests is owned, directly or indirectly.

“Tax” and “Taxes” means (i) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including but not limited to, income, gross receipts, excise, property, escheat, abandoned or unclaimed property, sales, use, transfer, net worth, franchise, environmental, payroll, withholding, employment, real property, value added, alternative or add-on minimum, estimated, social security or other taxes including any interest, penalties or additions attributable thereto and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the application of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or foreign Law, as a transferee or successor, by contract (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes), or otherwise.

“Tax Return” means any declaration, return, report, information return or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes filed with any Tax authority or other Governmental Entity or required to be provided to any Person.

“Transaction Expenses” means (i) all fees, expenses and costs (whether or not invoiced) incurred by or on behalf of the Company or Seller, in each case, required to be paid or reimbursed by the Company in connection with the Transactions to financial advisors, accountants, legal advisors, brokers and other third party advisors, (ii) all amounts payable by or behalf of the Company or Seller whether immediately or in the future with respect to any retention, change of control, transaction or stay bonuses, severance, incentive or option payments, deferred compensation, transaction completion or other obligations or payments that are incurred as a result of or in connection with the consummation of the Transactions, and, in each case referred to in clauses (i) and (ii) above, all Taxes required to be paid in connection with the foregoing (including the employer’s portion of any wage or similar withholding Taxes), and (iii) premiums and any other fees, costs or expenses paid or incurred by the Company or Buyer in connection with obtaining the directors and officers liability “tail” Policy in accordance with Section 8.3(b).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

Exhibit B
Disclosure Schedule

[see attached]

Exhibit C

Convertible Note

[see attached]